UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Apogee Enterprises, Inc.
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4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435	Notice of 2026 Annual Meeting of Shareholders
Wednesday, June 24, 2026
8:00 a.m. Central Time
The 2026 Annual Meeting of Shareholders of Apogee Enterprises, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. Central Time on Wednesday, June 24, 2026. In order to expand access to the Annual Meeting we are hosting a virtual-only meeting. It is our goal to approximate an in-person experience for our shareholders. You may attend the virtual meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/APOG2026.
The purpose of the Annual Meeting is to consider and take action on the following:
1.Election of two Class I directors for terms expiring at our 2029 Annual Meeting of Shareholders;
2.Advisory vote to approve Apogee’s executive compensation;
3.Approval of the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2026), to increase the number of shares authorized for awards from 2,150,000 to 2,950,000;
4.Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2027; and
5.Transaction of such other business as may properly be brought before the Annual Meeting.
The Board of Directors has fixed the close of business on April 27, 2026, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Your vote is important. Whether or not you plan to attend the virtual meeting, you are encouraged to vote your shares as soon as possible pursuant to the instructions in the Notice of Internet Availability of Proxy Materials and in the accompanying Proxy Statement.

By Order of the Board of Directors,

Bryan A. Welp
Vice President, General Counsel and Secretary
Minneapolis, Minnesota
May 12, 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be held on June 24, 2026: Our 2026 Proxy Statement and our Fiscal 2026 Annual Report
to Shareholders are available at www.proxyvote.com.

ii

iii

Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider; you should read the entire Proxy Statement carefully before voting.
2026 Annual Meeting of Shareholders

Date and Time Wednesday, June 24, 2026, at 8:00 a.m. Central Time	Location www.virtualshareholdermeeting.com/APOG2026	Mailing Date May 12, 2026	Record Date April 27, 2026

Items of Business

Item	Board’s Recommendation	Details
Proposal 1: Election of two Class I directors for terms expiring at our 2029 Annual Meeting of Shareholders	FOR, each Director Nominee	page 14
Proposal 2: Advisory vote to approve Apogee's executive compensation	FOR	page 73
Proposal 3: Approval of the Apogee Enterprises, Inc. 2019 Stock Incentive Plan as Amended and Restated (2026)	FOR	page 75
Proposal 4: Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2027	FOR	page 85

Fiscal 2026 Financial Results
We are a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Our four reporting segments are: Architectural Metals, Architectural Services, Architectural Glass, and Performance Surfaces.
Fiscal 2026 was a year of disciplined execution for Apogee as we navigated a difficult economic environment while continuing to strengthen our operating foundation. We executed our priorities for the year including:
•The Performance Surfaces Segment successfully integrated UW Interco, LLC (UW Solutions), acquired in late fiscal 2025, and the business delivered on the first-year financial targets of $100 million in revenue and adjusted EBITDA margin of at least 20%.
•Apogee Management System (AMS) continued to drive improvements across our manufacturing footprint including enabling progress improving outcomes for customers in the Architectural Metals Segment through full value‑stream redesign, supported by a new product and manufacturing site. These enhancements drove higher service levels and shorter lead times while reducing cost of poor quality.
•We actively managed our cost structure and manufacturing footprint through Project Fortify 2 ("Project Fortify Phase 2" or "Phase 2") to mitigate portions of direct and indirect tariffs while driving efficiencies across the organization. While these decisions were challenging and disruptive, we are confident that the actions will further position Apogee to successfully navigate the market headwinds into the future.
We also delivered meaningful gains in safety, service, and productivity, and generated solid cash flow.

Summary of Fiscal 2026 Financial Results

Net Sales
•Consolidated net sales were $1.40 billion compared to $1.36 billion in fiscal 2025.
•Architectural Metals Segment net sales were $504.0 million compared to $524.7 million in fiscal 2025.
•Architectural Services Segment net sales were $439.2 million compared to $419.9 million in fiscal 2025.
•Architectural Glass Segment net sales were $283.7 million compared to $322.2 million in fiscal 2025.
•Performance Surfaces Segment net sales were $198.0 million compared to $122.1 million in fiscal 2025.

Operating Income and Margin	•Operating income declined to $84.5 million from $118.1 million, and operating margin decreased by 270 basis points to 6.0%

Adjusted EBITDA(1)
•Consolidated adjusted EBITDA was $167.3 million compared to $192.7 million in fiscal 2025.
•Architectural Metals Segment adjusted EBITDA was $54.1 million compared to $70.6 million in fiscal 2025.
•Architectural Services Segment adjusted EBITDA was $30.9 million compared to $33.5 million in fiscal 2025.
•Architectural Glass Segment adjusted EBITDA was $45.7 million compared to $71.7 million in fiscal 2025.
•Performance Surfaces Segment adjusted EBITDA was $41.6 million compared to $30.9 million in fiscal 2025.

Earnings per Share ("EPS")	•Diluted earnings per share of $2.52 compared to $3.89 in fiscal 2025. Adjusted diluted EPS declined to $3.47 from $4.97.

Cash Flow	•Net cash provided by operating activities in fiscal 2026 was $122.5 million, compared to $125.2 million in fiscal 2025.

Shareholder Return
•We repurchased 388,582 shares of our common stock during fiscal 2026 at a total cost of $15.0 million.
•We paid dividends totaling $22.2 million during fiscal 2026 and increased our quarterly cash dividend 4% to $0.27 per share during the fourth quarter of fiscal 2026, our thirteenth consecutive year with a dividend increase.
•We delivered annualized total shareholder return (TSR)(2) of (14.70)%, 3.40% and 2.04% over the past one year, five years and ten years, respectively.

___________________________
(1)Beginning in fiscal 2026, the Company transitioned from Operating Income to Adjusted EBITDA as the primary metric of operating performance for our short-term cash incentive program. Adjusted EBITDA is a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures" on page 36.
(2)TSR is the cumulative return on a share of Apogee common stock over the specified period, assuming reinvestment of dividends, calculated as a percentage change in stock price plus dividends paid.

Executive Compensation Program
Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.
Executive Compensation Highlights
•Our compensation program prioritizes pay for performance. A significant portion of our compensation program is at risk and performance-based, through the use of short- and long-term incentive plans that have multiple financial performance metrics.
•We annually disclose Company performance against the established performance metrics for our short-term cash incentive in our proxy statement.
•Our long-term incentive compensation program consists of annual restricted stock awards that vest over three years and annual performance awards with overlapping three-year performance periods that vest at the end of the performance period. Performance awards are based 60% on our three-year cumulative adjusted diluted earnings per share ("Adjusted Diluted EPS") and 40% on our three-year average adjusted return on invested capital (“Adjusted ROIC”) over the performance period and settle 50% in shares and 50% in cash. (Adjusted Diluted EPS and Adjusted ROIC are non-GAAP financial measures. See "Use of Non-GAAP Financial Measures" on page 36.)
•We deliver a significant portion of potential total compensation to our executive officers in the form of equity, which enhances our executives' alignment with shareholders.
•We have stock ownership guidelines for our Chief Executive Officer that require an ownership level of five times their annual base salary, three times their annual salary for our Chief Financial Officer, two times their annual salaries for certain corporate executive officers, including segment presidents, and one time their annual salaries for other corporate executives.
•We have compensation recoupment, or “clawback” policies that we amended in 2023 to comply with the incentive compensation recovery rules adopted by the SEC and Nasdaq.
•We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities. We also have an anti-pledging policy that prohibits executive officers and directors of the Company from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness. None of our executive officers have pledged any shares of our common stock as security or collateral on a personal loan.
•Our “double-trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers.

Fiscal 2026 Executive Compensation Actions
•Base Salaries. Mr. Nolan, the former Independent Chair of our Board of Directors, was appointed Chief Executive Officer and Executive Chair of the Board of Directors effective as of the close of business on October 31, 2025, earning an annualized base salary of $925,000, which is described more fully under "New Chief Executive Officer Offer Letter" beginning on page 5. Mr. Augdahl was appointed as our Executive Vice President and Chief Financial Officer effective January 19, 2026, earning an annualized base salary of $550,000, which is described more fully under "New Chief Financial Officer Offer Letter" on page 6. For returning Named Executive Officers, base salary increases ranged from 1.76% to 4.02% except for Mr. T. Johnson who received an 18.00% increase for his reassignment to the position of President, Architectural Metals Segment, effective August 7, 2025. See “Fiscal 2026 Individual Compensation Actions” beginning on page 42 for a discussion of factors considered in establishing base salaries and subsequent increases.
•Short-Term Cash Incentive Payouts. Our short-term cash incentive awards are designed to reward achievement of financial goals established in our annual operating plan. Mr. Nolan has a short-term cash incentive plan that pays out based on his performance during the Term of the CEO Offer Letter, as described under "Nolan Short-Term Cash Incentive Plan" beginning on page 46. Mr. Silberhorn, our former Chief Executive Officer, received a short-term cash incentive payout equal to 50% ($466,000) of the target pursuant to the terms of his Separation Agreement. For Mr. Augdahl, whose payout was based on consolidated performance metrics, the fiscal 2026 short-term cash incentive paid out at 21.17% of target. For Messrs. T. Johnson and Jewell and Ms. Lakkundi, whose payouts were based on segment as well as consolidated performance metrics, the fiscal 2026 short-term cash incentive paid out at 100% for Mr. T. Johnson, which was guaranteed for fiscal 2026 and fiscal 2027, and at 0% and 58.25% of target for Mr. Jewell and Ms. Lakkundi, respectively. For Mr. Osberg, the fiscal 2026 short-term incentive plan was forfeited as a result of his resignation from the Company. See “Fiscal 2026 Short-Term Cash Incentive Payouts” beginning on page 43 for a discussion of the metrics, goals and amounts paid to our Named Executive Officers for our short-term cash incentive awards in fiscal 2026.
•Long-Term Incentive Awards. Mr. Nolan received a Service Award in connection with his appointment as Chief Executive Officer and Executive Chair, which is more fully described under "New Chief Executive Officer Offer Letter" beginning on page 5. Mr. Silberhorn's long-term incentive awards in fiscal 2026 consisted of 40% time-based restricted stock valued at $1,304,811 and 60% as a performance award with a target payout of $1,957,208, and with terms consistent with those provided to the Other Named Executive Officers. Our long-term incentive program for our Other Named Executive Officers is comprised of: (i) 50% time-based restricted stock awards that vest ratably over three years; and (ii) 50% performance awards with a three-year performance period, which settle 50% in cash and 50% in stock and are paid out at the end of the period based on the Company’s cumulative Adjusted Diluted EPS and average Adjusted ROIC over the three-year performance period. We added Adjusted Diluted EPS as a metric in fiscal 2025 in order to diversify and balance our performance metrics, incentivizing earnings growth as well as return on invested capital. The Other Named Executive Officers received restricted stock awards with values ranging from $877,797 to $1,211,659 and performance awards with target values ranging from $176,505 to $503,995. See “Long-Term Incentive Compensation” beginning on page 46 for additional information about our long-term incentive program and fiscal 2026 awards.
•New Chief Executive Officer Offer Letter. The Company and Mr. Nolan entered into an Offer Letter Agreement (the "CEO Offer Letter") effective as of the close of business on October 31, 2025, with a one-year term ending on October 31, 2026 (the "Term"). Pursuant to the terms of the CEO Offer Letter, Mr. Nolan is entitled to:
•a base salary of $925,000 and a one-time payment of $100,000 for travel and lodging expenses;
•$1.75 million of restricted shares, based on the closing price on the grant date (the "Service Award"), that was included in the Stock Awards column for fiscal 2026 in the “Summary Compensation Table” beginning on page 53. The grant date was January 14, 2026 and the vesting date is January 14, 2027. The Service Award is subject to Mr. Nolan's continued employment with the Company for the Term, provided, that if Mr. Nolan's employment ends before the vesting date, the shares will vest as long as Mr. Nolan remains a member of the Board through the vesting date. The CEO Offer Letter further provides that the Service Award is subject to forfeiture upon voluntary or involuntary termination for cause, as defined in the Company's current standard form of restricted stock award agreement; and
•an annual cash incentive bonus with a target amount equal to 100% of his base salary. The award may be paid out upon the expiration of the Term depending on achievement of certain performance goals and business objectives as described under "Nolan Short-Term Cash Incentive Plan" beginning on page 46.
•New Chief Financial Officer Offer Letter. In connection with Mr. Augdahl's election as Executive Vice President and Chief Financial Officer, effective January 19, 2026, the Company and Mr. Augdahl entered into an Offer Letter Agreement (the "CFO Offer Letter"). Pursuant to the terms of the CFO Offer Letter, Mr. Augdahl is entitled to:
•an initial annual base salary of $550,000 and a sign-on bonus of $50,000;
•a one-time award of $700,000 of restricted shares in connection with his promotion based on the closing price on the later of his election date or the date the award is approved by the Compensation Committee. Fifty percent (50%) of this grant will vest twelve months after his election date, and the remaining fifty percent (50%) will vest twenty-four months after his election date, which was included in the Stock Awards column for fiscal 2026 in the “Summary Compensation Table” beginning on page 53. If Mr. Augdahl's employment is terminated due to retirement or involuntary termination without cause prior to one year of service, Mr. Augdahl will be eligible to receive fifty percent (50%) of the initial grant immediately and the remainder will be forfeited. Between one year and two years of service, if Mr. Augdahl's employment is terminated due to retirement or involuntary termination, Mr. Augdahl will be eligible to receive the remainder of the award immediately; and
•ongoing incentives with a targeted short-term cash incentive of 75% of his base salary, a restricted stock award with a target grant date value of 75% of base salary and a performance award with a target payout of 75% of base salary, with terms consistent with those provided to the Other Named Executive Officers.
•President, Architectural Metals Segment, Reassignment Grant. In connection with the reassignment of Mr. T. Johnson to the position of President, Architectural Metals Segment, effective August 7, 2025, the Company established a minimum short-term cash incentive award of 100% of target for fiscal 2026 and fiscal 2027. The Company also granted Mr. T. Johnson a time-based restricted stock award with a grant date fair value of $325,014. This award is reported in the Stock Awards column for fiscal 2026 in the “Summary Compensation Table” beginning on page 53. Assuming Mr. T. Johnson's continued employment with the Company, 100% of the restricted stock will vest on the second anniversary of the grant date.
•Former Chief Executive Officer Separation Agreement. Pursuant to the terms of his Separation Agreement, Mr. Silberhorn received $932,000 in cash, which was equal to his annual base salary for fiscal 2026. This payment will be made in twenty-four, equal monthly installments on the Company's regular payroll dates. Mr. Silberhorn was paid $466,000, which is an amount equal to fifty percent (50%) of his target short-term incentive for fiscal 2026. The Board agreed to accelerate the vesting of a total of 78,376 shares of time-based restricted stock held by Mr. Silberhorn. The Separation Agreement further provides that the Company will award Mr. Silberhorn 100% of his target performance award dated April 19, 2023, which equals 16,867 shares of common stock of the Company and a cash payment of $742,500. All other outstanding equity awards were forfeited.

Board Composition and Diversity Highlights
The composition of our Board of Directors features a majority of independent directors, and a diversity of background, skills and experiences that facilitate effective oversight and enrich Board deliberations on strategic planning, operations, risk management and other critical topics, as illustrated below.

Director Independence
6 of 7 Directors
Independent

Tenure Balance
6 of 7 Directors
10 or Fewer Years of Tenure

Diversity
3 of 7 Female and
2 of 7 Racially Diverse/Male

Board Skills Matrix
Each member of our Board of Directors brings a diversity of skills and experience to their service on our Board. The following matrix highlights the key skills, experience, and range of tenure for our directors as of April 27, 2026. This matrix is intended as a summary and is not an exhaustive list of each director's qualifications for Board service, which are described in greater detail in their biographies beginning on page 15.

Board Skills Matrix	Christina M. Alvord	Lloyd E. Johnson	Elizabeth M. Lilly	Donald A. Nolan	Herbert K. Parker	Mark A. Pompa	Patricia K. Wagner
Executive Leadership	✓		✓	✓	✓	✓	✓
Business Operations	✓			✓	✓	✓	✓
Strategy Development and Execution	✓	✓	✓	✓	✓	✓	✓
Portfolio Management / Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓
Financial Management	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management	✓	✓	✓	✓	✓	✓	✓
Construction and Building Products Experience	✓					✓
Public Company Board Experience (other than Apogee)	✓	✓			✓	✓	✓
Cybersecurity		✓
Tenure (years)	6	8	6	12	8	7	10

Active Shareholder Engagement Program
Shareholder engagement is a key part of our commitment to good governance. We regularly engage with our shareholders to discuss our business and to gain insights on the issues that are most important to them. In fiscal 2026, we continued our shareholder engagement practices, utilizing a combination of in-person and virtual meeting formats to stay connected with our shareholders. During fiscal 2026, members of our management team participated in several virtual and in-person investor conferences and met with investors in numerous other in-person and virtual meetings, conference calls and phone calls. The feedback from our engagement with investors is regularly shared with our Board of Directors.
Cautionary statement of forward-looking information
This Proxy Statement contains certain statements regarding our strategic plan and our sustainability initiatives, including goals and commitments. Such statements are not guarantees or promises that such goals or commitments will be met, and they will continue to evolve and develop. Strategic, sustainability-related and other statements contained in this Proxy Statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act, including statements about our future financial performance, business and initiatives, which may evolve over time. We use words such as “aims,” “anticipates,” “believes,” “commits,” “expects,” “intends,” “plans,” “strives,” “will,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations, plans or forecasts, are not guarantees of future results or performance, and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and often beyond our control and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statements and should consider the uncertainties and risks discussed in our most recent Annual Report on Form 10-K and subsequent SEC filings. We undertake no obligation to update or revise any forward-looking statements.
Certain sections of this Proxy Statement reference or refer you to materials posted on our website, www.apog.com. These materials and our website are not incorporated by reference in, and are not part of, this Proxy Statement.

Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning beneficial ownership of our common stock outstanding as of April 27, 2026, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them. As of April 27, 2026, there were 21,351,005 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,238,890	(1)	15.17
Vanguard Portfolio Management LLC 100 Vanguard Boulevard Malvern, PA 19355	1,560,667	(2)	7.31
Vanguard Capital Management LLC 100 Vanguard Boulevard Malvern, PA 19355	1,099,698	(3)	5.15
___________________________
(1)We have relied upon the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed on April 24, 2026, and reporting information as of March 31, 2026. The Schedule 13G/A was filed by BlackRock in its capacity as a parent holding company or control person and indicates that BlackRock has sole investment power over 3,204,509 shares and sole voting power over 3,238,890 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.
(2)We have relied upon the information provided by Vanguard Portfolio Management LLC ("Vanguard Portfolio") filed on April 28, 2026, and reporting information as of March 31, 2026. The Schedule 13G was filed by Vanguard Portfolio in its capacity as a parent holding company or control person and indicates that Vanguard Portfolio has sole investment power over 1,560,667 shares and sole voting power over 20,338 shares. Vanguard Portfolio beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G.
(3)We have relied upon the information provided by Vanguard Capital Management LLC ("Vanguard Capital") in a Schedule 13G filed on April 29, 2026, and reporting information as of March 31, 2026. The Schedule 13G was filed by Vanguard Capital in its capacity as a parent holding company or control person and indicates that Vanguard Capital has sole investment power over 1,099,698 shares and sole voting power over 158,180 shares. Vanguard Capital beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G.

Security Ownership of Directors and Management
Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of April 27, 2026, by each of our directors, each of our executive officers named in the "Summary Compensation Table" beginning on page 53 (our “Named Executive Officers”) and by all of our current directors and executive officers as a group. As of April 27, 2026, there were 21,351,005 shares of common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)(2)		Percent of Class (%)
Non-Employee Directors
Christina M. Alvord	9,113		*
Lloyd E. Johnson	10,014		*
Elizabeth M. Lilly	12,488		*
Herbert K. Parker	13,483		*
Mark A. Pompa	—		*
Patricia K. Wagner	27,577		*
Named Executive Officers
Donald A. Nolan	15,433	(3)	*
Mark R. Augdahl	44,458		*
Troy R. Johnson	75,317		*
Veena M. Lakkundi	40,464		*
Brent C. Jewell	54,662	(4)	*
Ty R. Silberhorn	139,562	(5)	*
Matthew J. Osberg	33,576	(6)	*
All directors and executive officers as a group (15 persons)	524,377	(7)	2%
___________________________
*Indicates less than 1%.
(1)Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.
(2)For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2019 Non-Employee Director Stock Plan, as Amended and Restated (2024) (the “2019 Director Stock Plan”):

Director	Shares of Restricted Stock
Elizabeth M. Lilly(a)	201
Herbert K. Parker	5,019
Patricia K. Wagner	5,019
___________________________
(a)Elected to defer a portion of or all of their restricted stock grants. Deferred awards appear in footnote (2) of the "Fiscal 2026 Non-Employee Director Compensation Table" on page 31.
All shares of restricted stock held pursuant to our 2019 Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes the following shares issued to the named individual pursuant to our 2019 Stock Incentive Plan, as Amended and Restated (2021) (the “2019 Stock Incentive Plan”) and our Employee Stock Purchase Plan.

Named Executive Officers	Shares of Restricted Stock	Shares Held in Employee Stock Purchase Plan
Donald A. Nolan	7,386	—
Mark R. Augdahl	26,646	—
Troy R. Johnson	35,672	3,345
Veena M. Lakkundi	29,762	—
Brent C. Jewell	28,098	—
Ty R. Silberhorn	—	—
Matthew J. Osberg	—	—
All shares of restricted stock held pursuant to our 2019 Stock Incentive Plan are subject to future vesting conditions, and the holders of such shares have no investment power over such shares.
(3)Mr. Nolan served as a Non‑Employee Director through October 31, 2025, and served as a Named Executive Officer for the remainder of the fiscal year.
(4)Includes 66 shares held in a revocable living trust for which Mr. Jewell and his spouse serve as co-trustees with shared voting and investment power.
(5)Mr. Silberhorn separated from the Company and as a director effective October 31, 2025. Mr. Silberhorn's ownership reflects amounts owned as of May 1, 2025, as reported in the Form 4 filed by Mr. Silberhorn on May 5, 2025.
(6)Mr. Osberg resigned from the Company effective January 16, 2026. Mr. Osberg's ownership reflects amounts owned as of May 1, 2025, as reported in the Form 4 filed by Mr. Osberg on May 5, 2025.
(7)Includes all directors and executive officers of the Company serving in such capacity as of April 27, 2026.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and all persons who beneficially own more than 10% of the outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Section 16(a) officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of Section 16(a) reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all forms required to be filed by such persons under Section 16(a) were filed on a timely basis, with the exception of the following late filings:
•One filing for Matthew S. Christian - an initial Form 3 report of common stock ownership required on August 7, 2025, which was filed on September 11, 2025;
•Two filings for Mark R. Augdahl - an initial Form 3 report of common stock ownership required on January 19, 2026, which was filed on February 20, 2026, and a Form 4 reporting an award granted on January 19, 2026, which was filed on February 20, 2026; and
•Two filings for Bryan A. Welp - an initial Form 3 report of common stock ownership required on February 2, 2026, which was filed on March 11, 2026, and a Form 4 reporting an award granted on February 2, 2026, which was filed on March 11, 2026.
Each of the filings was delinquent because of delays in obtaining access to the new EDGAR Next platform.

Proposal 1: Election of Directors
Our Articles provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. The term of one class expires each year in rotation. Currently, we have seven directors, with three directors serving in Class I, two directors serving in Class II and two directors serving in Class III. At our Annual Meeting, the terms of our two Class I directors will expire. Class I director Lloyd E. Johnson will retire from the Board of Directors and will not stand for re-election at the Annual Meeting. Mr. L. Johnson will continue to serve as a director until the date of the Annual Meeting. Immediately following the certification of the vote for the election of directors at the Annual Meeting, the size of the Board will be reduced to six, with two directors in each class. Effective as of the close of business on October 31, 2025, Class II director Ty R. Silberhorn separated from the Company and the Board of Directors, and Class I director Donald A. Nolan was appointed Chief Executive Officer and Executive Chair.
Donald A. Nolan and Patricia K. Wagner have been nominated for re-election to our Board as Class I directors. Class I directors re-elected at the Annual Meeting will serve until our 2029 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has agreed to serve as a director, if re-elected.
If any of the nominees becomes unable or unwilling to serve as a director prior to the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for a fewer number of nominees.
Information about the background and qualifications of the Board nominees standing for re-election at the Annual Meeting and the directors continuing to serve after the Annual Meeting who are not subject to re-election at the Annual Meeting is provided below.
Board Recommendation
Our Board of Directors recommends that you vote FOR the two Class I director nominees. Unless a contrary instruction is indicated on the proxy, proxies will be voted FOR the election of the two Class I director nominees.

Class I Director Nominee – Term Expiring in 2029
	Donald A. Nolan Age: 65 Director since: 2013 Chief Executive Officer Executive Chair since October 31, 2025	Apogee Committees: •N/A	Public Directorships: •N/A
Mr. Nolan has served as our Chief Executive Officer since the close of business on October 31, 2025. He served as President and Chief Executive Officer of Kennametal Inc., a global industrial technology leader, present in over 60 countries, manufacturing tooling and wear-resistant solutions for customers in the aerospace, energy, and transportation industries from 2014 to 2016. Previously, Mr. Nolan was President of the Materials Group for Avery Dennison Corporation, a global leader in packaging solutions from 2008 to 2014. Prior to joining Avery Dennison Corporation, he served on the executive team at Valspar, a global leader in paint and coatings, as Senior Vice President, leading the Global Packaging and Refinish Coatings businesses. Before joining Valspar, he held leadership positions of increasing responsibility with Loctite, General Electric and Ashland Chemical. Mr. Nolan is also active in private equity, serving on several private company boards.
Mr. Nolan holds a B.S. in Materials and Metallurgical Engineering, an MBA from the University of Michigan and an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

Skills & Qualifications:
•Executive Leadership •Business Operations •Strategy Development and Execution •Marketing and Sales	•Financial Management •International Business •Mergers and Acquisitions •Enterprise Risk Management •Leadership Development	•Corporate Governance •Executive Compensation •Public and Private Company Board Experience

Class I Director Nominee – Term Expiring in 2029 (Continued)
	Patricia K. Wagner Age: 63 Director since: 2016 Independent	Apogee Committees: •Compensation, Chair •Nominating and Corporate Governance	Public Directorships: •California Water Services Group (2019 – Present) •Primoris Services Corporation (2020 – Present)
Ms. Wagner retired from Sempra Energy, a Fortune 500 energy services holding company, in 2019, after 24 years of service with Sempra Energy Companies. She served as Group President of U.S. Utilities, overseeing San Diego Gas & Electric, Southern California Gas Company (“SoCalGas”) and Sempra Energy’s investment in Oncor Electric Delivery Company LLC, from 2018 to 2019. She has served in several leadership positions for the Sempra Energy family of companies, including Chief Executive Officer of SoCalGas from 2017 to 2018; Executive Vice President of Sempra Energy in 2016; President and Chief Executive Officer of Sempra U.S. Gas & Power from 2014 to 2016; and other leadership positions for the Sempra Energy family of companies from 1995 to 2014. Prior to joining Sempra Energy, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner held positions at McGaw Laboratories and Allergan Pharmaceuticals.
Ms. Wagner holds an MBA from Pepperdine University and a B.S. in Chemical Engineering from California State Polytechnic University, Pomona.

Skills & Qualifications:
•Executive Leadership •Business Operations •Financial Management •Accounting and Audit •Strategy Development and Execution	•Energy Industry •Enterprise Risk Management •Information Technology, including Cybersecurity •Mergers and Acquisitions •Regulatory Compliance	•Leadership Development •Executive Compensation •Corporate Governance •Public Company Board Experience

Class II Directors – Terms Expiring in 2027
	Christina M. Alvord Age: 59 Director since: 2020 Independent	Apogee Committees: •Audit •Nominating and Corporate Governance	Public Directorships: •Albany International Corp. (2022 – Present) •Elevra Lithium (f/k/a Piedmont Lithium) (2023 – Present)

Ms. Alvord served as President, Central Division of Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials and member of the S&P 500 Index, from 2019 until 2021. She joined Vulcan in 2016 and served as Vice President, Performance Management from 2016 to 2017 and President of the Southern & Gulf Coast and Central Divisions from 2017 to 2021. Ms. Alvord held various executive management positions with GE Aviation, including General Manager of Engine Component Repair from 2012 to 2015 and General Manager of Turbine Airfoils Center of Excellence from 2010 to 2012; Government Relations Executive from 2009 to 2010; President of GE Aviation-Unison Industries from 2005 to 2009; and President of GE Aviation-Middle River Aircraft Systems from 2003 to 2005. Earlier in her career, Ms. Alvord held management positions in the GE Corporation Initiatives Group and McKinsey Company, Inc.
Ms. Alvord holds a B.S. in Political Science and a B.S. and M.S. in Mechanical Engineering from the Massachusetts Institute of Technology, and an MBA from Harvard Business School.

Skills & Qualifications:
•Executive Leadership •Manufacturing Operations •Business Operations	•Mergers and Acquisitions •Financial Management •Enterprise Risk Management •Construction Industry	•Strategy Development and Execution •Leadership Development

Class II Directors – Terms Expiring in 2027 (continued)
	Herbert K. Parker Age: 68 Director since: 2018 Independent	Apogee Committees: •Nominating and Corporate Governance, Chair •Compensation	Public Directorships: •TriMas Corporation (2015 – Present) •nVent Electric PLC (2018 – Present) •Dauch Corporation (f/k/a American Axle & Manufacturing Holdings, Inc.) (2018 – Present)

Mr. Parker is the retired Executive Vice President - Operational Excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. He joined Harman International Industries, Inc., in June 2008 as Executive Vice President and Chief Financial Officer and served in that capacity to 2015. He served as Executive Vice President - Operational Excellence from 2015 to 2017. Prior to joining Harman International Industries, Inc., Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the Chief Financial Officer of the Global Automation Division from 2002 to 2005 and the Americas Region from 2006 to 2008.
Mr. Parker holds a B.S. in Accounting from Lee University.

Skills & Qualifications:
•Executive Leadership •Accounting and Audit •Financial and Asset Management •Mergers and Acquisitions •Investor Relations	•Property and Asset Acquisition and Management •Operations •Enterprise Risk Management •Leadership Development •Business Operations	•Sarbanes-Oxley Compliance •International Business •Corporate Governance •Public Company Board Experience

Class III Directors – Terms Expiring in 2028

	Elizabeth M. Lilly Age: 63 Director since: 2020 Independent	Apogee Committees: •Audit •Compensation	Public Directorships: •N/A

Ms. Lilly has served as Chief Investment Officer and Executive Vice President for The Pohlad Companies, a privately owned business based in Minneapolis, Minnesota that holds a diverse group of businesses and business interests, since 2018. She oversees the public and private investments for the Pohlad family and provides leadership and management of the investment team of The Pohlad Companies. Ms. Lilly has over 30 years in portfolio and investment management experience. She founded Crocus Hill Partners, a small capitalization portfolio firm, in 2017 and served as its President from 2017 to 2018. She served as Senior Vice President and Portfolio Manager for Gabelli Asset Management from 2002 to 2017. She was a co-founder of Woodland Partners, LLC in 1997 and served as Managing Director from 1997 to 2002, when the firm was acquired by Gabelli Asset Management. Earlier in her career, Ms. Lilly served in various portfolio management and analyst positions for First Asset Management, Fund American Companies and Goldman, Sachs and Company.
Ms. Lilly holds a B.A. in Economics from Hobart and William Smith Colleges. She received her Chartered Financial Analyst designation in 1989.

Skills & Qualifications:
•Executive Leadership •Financial Management	•Asset Management •Leadership Development	•Financial Markets •Capital Allocations

Class III Directors – Terms Expiring in 2028 (continued)
	Mark A. Pompa Age: 61 Director since: 2018 Lead Director since January 2026 Audit Committee Financial Expert	Apogee Committees: •Audit, Chair •Compensation	Public Directorships: •Pool Corporation (2026 - present)

Mr. Pompa served as the Executive Vice President and Chief Financial Officer of EMCOR Group, Inc., a Fortune 500 leader in electrical and mechanical construction services, industrial and energy infrastructure and building services before retiring in 2024. Previously, he was Senior Vice President and Chief Accounting Officer of EMCOR from 2003 to 2006 and Treasurer from 2003 to 2007. He joined EMCOR in 1994, serving as Vice President and Controller until 2003. Prior to joining EMCOR, Mr. Pompa was an Audit and Business Advisory Manager at Arthur Andersen LLP.
Mr. Pompa received his B.A. from Pace University. He is a licensed Certified Public Accountant (inactive) in the State of Connecticut.

Skills & Qualifications:
•Executive Leadership •Financial Management •Accounting and Audit •Non-residential Construction Industry	•Business Operations •Mergers and Acquisitions •Investor Relations •Strategy Development and Execution	•Enterprise Risk Management •Leadership Development •Executive Compensation

Corporate Governance
Our Board is committed to high standards of corporate governance and ethical business conduct. The following corporate governance resources reflect this commitment and provide a framework within which directors and management operate the business.
Corporate Governance Resources
Information related to our corporate governance is available on our website at www.apog.com by clicking on “Investors,” selecting “Governance” and then selecting the applicable document or information. This information includes:
•Board and Committee Composition
•Board Committee Charters
•Our Code of Business Ethics and Conduct, including our Code of Conduct Hotline
•How to Contact the Board
•Our Corporate Governance Guidelines
•Our Restated Articles of Incorporation, as amended
•Our Amended and Restated By-laws
•Our Conflict Minerals Policy and related resources
Information relating to our management team is also available on our website at www.apog.com by clicking on “About Us” and then selecting “Leadership.”
Code of Business Ethics and Conduct
Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All employees and members of our Board of Directors are required to comply with our Code of Conduct and receive training and certification on our Code of Conduct each year. For employees suspecting a violation of our Code of Conduct, we maintain an independent hotline available 24/7 that allows both anonymous and confidential reporting.
Corporate Governance Guidelines
Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to reflect evolving corporate governance practices.
Communications with Our Board of Directors
Our stakeholders may communicate directly with our Board of Directors, our Lead Director or any other specified individual director in writing by (i) sending a letter addressed to Apogee Directors, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435, or (ii) sending an email to Directors@apog.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our management team.

Director Independence
Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees (collectively, the “Committees”) must be independent. Each year, in accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the Nasdaq listing standards and applicable SEC rules.
Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with the Company except serving as a director and holding shares of our common stock: Christina M. Alvord, Lloyd E. Johnson, Elizabeth M. Lilly, Herbert K. Parker, Mark A. Pompa and Patricia K. Wagner. Our current Chief Executive Officer and Executive Chair, Donald A. Nolan, served as Chair of the Board of Directors until the close of business on October 31, 2025 and was considered independent during that period. At the close of business on October 31, 2025, upon his election as Chief Executive Officer and Executive Chair of the Board, Mr. Nolan ceased to be independent. Our Board of Directors had determined that our former Chief Executive Officer Ty R. Silberhorn was not independent because he served as an officer of the Company.
Board Leadership Structure
The Board recognizes that there are circumstances when combining the Chairman of the Board and Chief Executive Officer roles may be appropriate, such as for an interim period when either leader becomes incapacitated, or in the course of the Chairman of the Board or Chief Executive Officer transitions.
At the close of business on October 31, 2025, the Board appointed our Chair of the Board, Mr. Nolan, as our Chief Executive Officer and Executive Chair of our Board of Directors. This election was made after careful consideration by the Board after Mr. Silberhorn resigned from his position as President and Chief Executive Officer and a member of our Board of Directors. Mr. Nolan had served as our Independent Chair since January 2020.
Ms. Wagner, a current member of our Board, was elected as Lead Director, on October 31, 2025. Ms. Wagner then resigned as Lead Director on January 14, 2026, and Mr. Pompa was elected as Lead Director on January 14, 2026. The Lead Director serves as the de facto leader of Apogee's independent directors and the focal point for ensuring that the Board of Directors, as a whole, is providing appropriate independent oversight of management. Our Company's Corporate Governance Guidelines explicitly mandate that the Board retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and Chief Executive Officer. This determination will be made depending upon what the Board believes is best for Apogee in light of all circumstances at any particular time. When the position of Chairman of the Board is not held by an independent director, the Board will appoint a Lead Director who will have the duties and authority set forth below.
The Lead Director position will be held by an independent director. The Lead Director shall (i) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serve as a liaison between the Chairman and the independent directors (including communicating feedback from executive sessions of independent directors); (iii) seek input from the independent directors with respect to Board meeting agendas; (iv) approve meeting agendas for the Board; (v) approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) establish guidelines for management with respect to the quality, quantity and timeliness of information sent to the Board; (vii) have the authority to call meetings of the non-employee directors; (viii) facilitate discussions among independent directors with respect to key issues or concerns of such directors between Board meetings; (ix) approve the retention of outside advisors and consultants who report directly to the Board on board-wide issues; and (x) if requested by major shareholders, ensure that he or she is available for consultation and direct communications with such shareholder.

The Board understands the importance of this leadership decision and thoroughly explored different structures and a wide range of considerations through an open-minded decision-making process. In reaching its decision to combine the roles under Mr. Nolan, the Board evaluated the best leadership structure for the Company in the context of its present circumstances, taking into account the Company's strategic needs over the next phase of its transformation, Mr. Nolan's leadership qualities, the independence of the Board, and the strength of the Lead Director role.
Criteria for Membership on Our Board of Directors
Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, race, ethnicity, age, geographic location, and business skills and experience at policy-making levels.
Director Time Commitment and Other Board Service
In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities and should be committed to serving on our Board of Directors for an extended period of time. It is the policy of the Board that a non-employee director should not serve on the board of directors of more than four other publicly held corporations unless approved by the majority of the directors.
Procedure for Evaluating Director Nominees
Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. Our Board believes that its membership should reflect a diversity of experience, skills, geography, gender, race and ethnicity, and invites directors to annually self-identify certain diversity characteristics that may inform their perspectives and contributions to the Board. The Committee considers each of these factors when evaluating our Board composition, and it considers these factors on an ongoing basis as it identifies and evaluates director candidates. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director, and desire to continue to serve as a director.
Board Refreshment and Retirement Policy
Our Company has an active board refreshment program. As a mechanism to encourage director refreshment, our Board of Directors has established a policy that no individual may stand for election to our Board after their 72nd birthday, unless otherwise approved by a majority of our directors.
All of our directors have served on our Board six or more years.
Stock Ownership Guidelines for Non-Employee Directors
Our Board of Directors has established director stock ownership guidelines that encourage share ownership by our directors of four times an amount equal to the annual Board retainer to be achieved within five years of first being elected as a director. For fiscal 2026, the annual Board retainer was $75,000. In calculating share ownership of our non-employee directors, we include shares of restricted stock, restricted stock units and deferred restricted stock units issued pursuant to our 2009 Director Stock Plan, 2019 Director Stock Plan and phantom stock units issued pursuant to our prior Deferred Compensation Plan for Non-Employee Directors. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of February 27, 2026, the last trading day of fiscal 2026, all our non-employee directors exceeded our stock ownership guidelines.
Board Meetings and 2025 Annual Meeting of Shareholders
During fiscal 2026, our Board of Directors met eight times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present at each regular meeting. Each of our directors attended more than 75% of the regularly scheduled and special meetings of our Board of Directors and our Committees on which they served during fiscal 2026.
All members of our Board of Directors are expected to attend our annual meeting of shareholders, and all members of our Board of Directors who continued to serve on our Board after our 2025 Annual Meeting of Shareholders attended such meeting via the virtual meeting platform.
Board Committee Responsibilities, Meetings and Membership
We currently have three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter that is available on our website at www.apog.com by clicking on “Investors” and selecting “Governance” and then clicking on the applicable Board Committee. Each Committee member meets the applicable independence and experience requirements of the Nasdaq listing standards and the SEC for the Committees on which they serve. While our Committees are responsible for various aspects of our environmental, social and governance sustainability program, currently our full Board oversees the Company's strategies and material initiatives relating to corporate responsibility, including cybersecurity and climate-related risk.

Board Committee	Responsibilities

AUDIT COMMITTEE
All Members Independent
This Committee has oversight responsibilities for our independent registered public accounting firm.
Messrs. L. Johnson and Pompa are “audit committee financial experts” under the rules of the SEC.

•Directly responsible for the appointment, compensation, retention, termination, evaluation and oversight of the work of, and ascertaining the independence of, the independent registered public accounting firm.
•Oversees our system of financial controls, internal audit procedures and internal audit function.
•Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.
•Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.
•Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.
•Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.

COMPENSATION COMMITTEE All Members Independent This Committee administers our executive compensation program. Each member is a “non-employee” director, as defined in the Exchange Act.
•Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.
•Evaluates the Chief Executive Officer’s performance in light of approved goals and objectives and recommends to the Board for its approval the Chief Executive Officer’s compensation, including base salary, short-term incentive compensation and long-term incentive compensation.
•Determines the compensation of our executive officers (other than the Chief Executive Officer) and other members of senior management.
•Responsible for annual assessment of the risk associated with our compensation programs, policies and practices.
•Administers our 2019 Stock Incentive Plan in which our employees participate.
•Administers our short-term cash and long-term incentive plans for executive officers and other members of senior management.
•Administers our clawback policies.
•Directly responsible for the appointment, compensation, retention and oversight of the independent compensation consultant.
•Reviews and reports to the Board on the Company's initiatives with respect to, and the risks associated with, human capital management matters.

Board Committee	Responsibilities

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE All Members Independent This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.
•Develops a Board succession plan and establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.
•Assesses our compliance with our Corporate Governance Guidelines.
•Reviews our organizational structure and senior management succession plans.
•Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Committees and compensation for directors.
•Administers an annual performance review of our Committees, Board of Directors as a whole and our directors whose terms are expiring.
•Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.
•Administers our 2009 Director Stock Plan, 2019 Director Stock Plan, prior Deferred Compensation Plan for Non-Employee Directors, and 2021 Deferred Compensation Plan for Non-Employee Directors in which our non-employee directors participate.

The table below provides current membership and fiscal 2026 meeting information for each of our Committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christina M. Alvord	M		M
Lloyd E. Johnson	M/FE	M
Elizabeth M. Lilly	M	M
Herbert K. Parker		M	C
Mark A. Pompa	C/FE	M
Patricia K. Wagner		C	M
Fiscal 2026 Meetings	5	8	5
C = Committee Chair  M = Committee Member  FE = Audit Committee Financial Expert
Risk Oversight by Our Board of Directors and Management
Committee Roles in Risk Management
Our Board of Directors oversees our enterprise risk management processes, focusing on our business, strategic, financial, operational, information technology, cybersecurity, climate-related and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all directors. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees as follows:
•Our Audit Committee has primary responsibility for risk management relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and the Company's internal audit function regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct matters, litigation and legal claims, and other compliance matters.
•Our Compensation Committee, with assistance from its independent compensation consultant, oversees risk management associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general, and reviews human capital management matters including diversity, equity and inclusion.
•Our Nominating and Corporate Governance Committee oversees risk management associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.
Management's Role in Risk Management
The Company's Enterprise Risk Management ("ERM") committee assists us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM committee meets with the Company's executives and senior leaders, and presents to the Board at least twice per year on the probability, potential impact and timeframe of impact of the identified risks.
Sustainability and Human Capital Resources
At Apogee, our Core Values are the foundation of our culture, and they are reflected in our commitment to sustainability and to developing our employees to their full potential.
As a leading provider of architectural products and services, we are committed to integrating sustainable business practices and environmental stewardship throughout our business. Our company-wide commitment to sustainable business practices is focused on delivering long-term profitable growth, while carefully stewarding the resources entrusted to us and delivering products and services that address our customers’ increasing focus on energy efficiency, reducing their greenhouse gas emissions, and other performance requirements.
Our commitment to sustainability begins with our people. We continually focus on strengthening our team to ensure that we have the capabilities in place to consistently deliver for our customers. Apogee has an enterprise-wide talent management program in place to hire, train, and develop a diverse team of employees and leaders. We are also committed to our employees’ safety and wellness, with a robust workplace safety program, comprehensive benefit packages, and wellness initiatives to promote healthy lifestyles.
Additional information related to our sustainability efforts, human capital management and environmental responsibility efforts is available on our website at www.apog.com by clicking “Sustainability.”

Certain Relationships and Related Transactions
We have established written policies and procedures (the “Related Person Transactions Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Persons Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transactions Policy). Our Related Person Transactions Policy supplements our Code of Business Ethics and Conduct Conflict of Interest Policy, which applies to all of our employees and directors.
Our Related Person Transactions Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situation involving any employee or director, or their Immediate Family Members. During fiscal 2026, there were no Related Party Transactions involving a Related Person, as defined in the policy.

Insider Trading and Tipping and Hedging Policy
We have an Insider Trading and Tipping and Hedging Policy (“Insider Trading Policy”) that governs the purchase, sale, or other disposition of the Company's securities by our Company's directors, Section 16 officers, employees and related parties. Our Insider Trading Policy was reasonably designed to comply with applicable insider trading laws, rules and regulations, and listing requirements. Our Insider Trading Policy prohibits our Company's directors, Section 16 officers and employees from trading in the Company's securities while aware of material non-public information subject to certain exceptions, including pre-arranged trading programs pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. Directors and Section 16 officers are required to seek pre-clearance and approval of their transactions in the Company's securities by our General Counsel, and to comply with the Company's prescribed trading window. Our Insider Trading Policy also, among other things, prohibits tipping or disclosing material non-public information to others, and prohibits our Company's directors, Section 16 officers and employees from short selling, hedging and pledging the Company's stock. In addition, with regard to the Company's trading in its own securities, it is the Company's policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our Insider Trading Policy can be found as Exhibit 19.1 to our most recent Annual Report on Form 10-K.

Non-Employee Director Compensation
Non-Employee Director Compensation Arrangements During Fiscal 2026
We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our shareholders.
Our Board of Directors approves the compensation for members of our Board of Directors and Committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Committees within a reasonable range around the 50th percentile for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management with assistance from the Company's independent compensation consultant. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.
The following table describes the compensation arrangements with our non-employee directors as of the end of fiscal 2026.

Compensation	Fiscal 2026
Annual Cash Retainers:
Independent Chair of the Board	$135,000
Lead Director	30,000
Board Member	75,000
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	25,000
Nominating and Corporate Governance Committee Member	10,000
Annual Equity Grant Board of Directors Chair	135,000	(1)
Annual Equity Grant	115,000	(1)
Charitable Matching Contributions Program	$2,000 maximum aggregate annual match
_________________
(1)On June 25, 2025, we granted a restricted stock award of 3,468 shares to Mr. Nolan, while he served as Independent Chair of our Board, having a value of approximately $135,000 on the date of grant, and restricted stock awards of 2,954 shares to each other non-employee director having a value of approximately $115,000 on the date of grant. The awards vest over three years in equal annual installments on the anniversaries of the grant date. See “Fiscal 2026 Non-Employee Director Compensation Table” beginning on page 31 for additional details.
Annual Equity Awards
Annual equity awards to non-employee directors, which may be restricted stock or restricted stock units, are issued pursuant to our 2019 Director Stock Plan. Each non-employee director receives a prorated award on or about the date they are first elected to our Board and annually on or about the date of our annual meeting of shareholders if their term continues after such meeting. The dollar value of the award is determined by our Board of Directors in June of each year, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies. Equity awards generally vest in equal annual installments over a three-year vesting period. Upon issuance of restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. For restricted stock awards made pursuant to our 2019 Director Stock Plan, dividends or other distributions (whether cash, stock or otherwise) will accrue during the vesting period and will be paid only upon vesting. Awards will be forfeited upon the termination of a director’s service, unless the director is terminated by the Company due to retirement, death or disability, in which case restricted stock will accelerate and vest. If a change in control (as defined in the 2019 Director Stock Plan) occurs, any award shall vest immediately.
Director Deferred Compensation Arrangements
Deferral of Equity Awards
In lieu of receiving a restricted stock award, non-employee directors have the option to receive a deferred restricted stock unit award, pursuant to the Restricted Stock Deferral Program adopted by our Board under our 2019 Director Stock Plan. By electing to receive a deferred restricted stock unit award, a director can defer receipt of all or a portion of any award. Each non-employee director who receives a deferred restricted stock unit award in lieu of an award receives a credit of shares of our common stock in an amount equal to the number of shares or units they would have received pursuant to the award. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares or units credited to each account. Non-employee directors receiving a deferred restricted stock unit award may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded book-entry plan and no trust or other vehicle has been established to hold any shares of our common stock.
Deferral of Cash Retainers
Under our prior Deferred Compensation Plan for Non-Employee Directors, which was in effect through December 31, 2021, participants could elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There was no Company match on amounts deferred by our non-employee directors under such plan. Each participating director received a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also were credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.
Effective as of January 1, 2022, non-employee directors could elect to defer all or a portion of their annual cash retainer into the 2021 Deferred Compensation Plan for Non-Employee Directors. Under this plan, we credit a participant’s plan account with earnings based on the participant’s investment allocation among a menu of hypothetical investment fund options. An Apogee common stock fund is not one of the investment options available under this plan. Participants may elect to receive the amounts credited to their accounts at a fixed date or following retirement from our Board of Directors. Like the prior plan, all amounts paid under this plan are paid from our general assets and are subject to the claims of our creditors. The material terms of this plan are otherwise comparable to those of the prior plan.
Charitable Matching Contributions Program for Non-Employee Directors
Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly traded stock contributions made by our non-employee directors to approved charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2026 Non-Employee Director Compensation Table
The following table shows the compensation paid to our non-employee directors for fiscal 2026.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Christina M. Alvord	100,000	114,999	2,000	216,999
Lloyd E. Johnson	100,000	114,999	—	214,999
Elizabeth M. Lilly	100,000	114,999	1,500	216,499
Donald A. Nolan(4)	101,250	135,009	2,000	238,259
Herbert K. Parker	110,000	114,999	—	224,999
Mark A. Pompa(5)	115,000	114,999	—	229,999
Patricia K. Wagner(6)	117,500	114,999	—	232,499
___________________________
(1)Includes cash retainers, including any retainers deferred by non-employee directors under our 2021 Deferred Compensation Plan for Non-Employee Directors. During fiscal 2026, Messrs. Nolan and Pompa and Ms. Lilly were our only non-employee directors to defer all or a portion of their annual cash retainer pursuant to our 2021 Deferred Compensation Plan for Non-Employee Directors.
(2)The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On June 25, 2025, Mr. Nolan, while he served as Independent Chair of our Board, and each of our non-employee directors received a restricted stock award or, if a director elected to defer receipt of all or a portion of their restricted stock award, a deferred restricted stock unit award, of 3,468 shares in the case of Mr. Nolan, and 2,954 shares to all other non-employee directors. The closing price of our common stock on the Nasdaq Global Select Market on June 25, 2025, the date of grant, was $38.93. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock, deferred restricted stock units and deferred phantom stock units including shares from dividends credited to the account, held by our non-employee directors as of February 28, 2026, the last day of fiscal 2026.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Deferred Restricted Stock Units (#)	Aggregate Number of Deferred Phantom Stock Units (#)
Christina M. Alvord	—	10,455	—
Lloyd E. Johnson	—	19,111	—
Elizabeth M. Lilly	201	6,845	—
Donald A. Nolan(4)	—	30,411	10,528
Herbert K. Parker	5,019	—	—
Mark A. Pompa(5)	—	24,641	9,995
Patricia K. Wagner(6)	5,019	—	—
(3)This column includes the matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plan with respect to fiscal 2026.

Name	Matching Contributions under our Charitable Matching Contributions Program for Non-Employee Directors ($)	Total All Other Compensation ($)
Christina M. Alvord	2,000	2,000
Lloyd E. Johnson	—	—
Elizabeth M. Lilly	1,500	1,500
Donald A. Nolan	2,000	2,000
Herbert K. Parker	—	—
Mark A. Pompa	—	—
Patricia K. Wagner	—	—
(4)Effective as of the close of business on October 31, 2025, Mr. Nolan was appointed as our Chief Executive Officer and Executive Chair of the Board of Directors. His compensation in that role is included in the "Summary Compensation Table" beginning on page 53 but not in the "Fiscal 2026 Non-Employee Director Compensation Table" beginning on page 31.
(5)Mr. Pompa was elected as our Lead Director on January 14, 2026, and he received a prorated amount of the $30,000 annual cash retainer for Lead Director.
(6)Effective October 31, 2025, Ms. Wagner was elected as our Lead Director. Ms. Wagner resigned as Lead Director on January 14, 2026, and she received a prorated amount of the $30,000 annual cash retainer for Lead Director.

Executive Compensation
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2026 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 28, 2026.
Compensation Committee of the
Board of Directors of Apogee
Patricia K. Wagner, Chair
Lloyd E. Johnson
Elizabeth M. Lilly
Herbert K. Parker
Mark A. Pompa

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2026. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our Named Executive Officers for fiscal 2026.
Our Named Executive Officers for fiscal 2026 were:
•Donald A. Nolan, Chief Executive Officer and Executive Chair of the Board(1)
•Mark R. Augdahl, Executive Vice President, Chief Financial Officer(2)
•Troy R. Johnson, President, Architectural Metals Segment(3)
•Veena M. Lakkundi, President, Performance Surfaces Segment
•Brent C. Jewell, President, Architectural Glass Segment
•Ty R. Silberhorn, Former President and Chief Executive Officer(4)
~~•~~Matthew J. Osberg, former Executive Vice President and Chief Financial Officer(5)
All of the Named Executive Officers other than Mr. Nolan are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.
______________
(1)    Mr. Nolan was appointed to serve as Chief Executive Officer and Executive Chair of the Board of Directors effective as of the close of business on October 31, 2025, during fiscal 2026.
(2)    Mr. Augdahl was elected by the Board of Directors to serve as Executive Vice President and Chief Financial Officer effective January 19, 2026.
(3)    Mr. T. Johnson became President, Architectural Metals Segment effective August 7, 2025.
(4)    Mr. Silberhorn separated as an officer and director of the Company on October 31, 2025.
(5)    Mr. Osberg resigned as Chief Financial Officer effective January 16, 2026.

Executive Summary
About Apogee. Our Company is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. In fiscal 2026, we had net sales of $1.40 billion.

ARCHITECTURAL METALS

Designs, fabricates and finishes aluminum window, storefront and entrance systems

PERFORMANCE SURFACES

Develops and manufactures high-performance coated materials for a variety of applications.
Percentage of
fiscal 2026 net sales
of $1.40 billion

ARCHITECTURAL GLASS

A single-source resource for high performance architectural glass products in non-residential buildings

ARCHITECTURAL SERVICES

One of the largest U.S. full-service building glass and curtainwall installation companies
Our Strategy. Throughout fiscal 2026, we executed the strategy introduced in November 2021, which strengthened our organization through the implementation of the Apogee Management System, drove improvements to our cost structure and manufacturing footprint, and increased leverage of administrative functions across the enterprise. This strategy also contributed to meaningful safety improvements and a more focused product and service portfolio, leading to margin and profitability improvement. Building on this foundation, we are refining our strategic framework to further enhance execution and position Apogee as a more growth-oriented organization with an increased focus on delivering customer value.
Our enhanced Company strategy is based on the following three key pillars:
1.Accelerate Leadership in Target Markets. We intend to enhance our position in targeted end markets by differentiating through deep customer focus and insight, using an informed understanding of customer needs to shape our offerings and delivery models. By aligning our capabilities, investments, and operating approach around this customer-focused strategy, we believe we will be better positioned to differentiate, compete effectively, and strengthen our position in the markets we serve.
2.Grow and Strengthen the Portfolio. We seek to grow and strengthen our portfolio through disciplined organic and inorganic investments in differentiated solutions that align with evolving customer needs. By prioritizing opportunities that enhance our competitive positioning and directly address customer challenges, we will reinforce our disciplined approach to portfolio growth and improvement.

3.Advance Core Capabilities. We expect to advance core capabilities by fostering a culture of continuous improvement grounded in operational excellence, talent development, and disciplined process execution. Through targeted investments in people, systems, and technology, we will strengthen our ability to deliver consistent performance and enhance the customer experience across the organization.
We continually analyze our current portfolio of products, services, and capabilities to identify the best areas for future profitable growth. We also evaluate inorganic investment opportunities where we can deploy capital to acquire businesses that will be accretive to our long-term growth rate and operating margins.
Use of Non-GAAP Financial Measures
The following measures are not calculated in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported financial results of the Company in accordance with GAAP. Other companies may calculate these measures differently from us, thereby limiting the usefulness of the measures for comparison with others.
Adjusted EBITDA is a non-GAAP financial measure that we define as net earnings excluding interest expense, income tax expense, depreciation, amortization and certain non-GAAP adjustments. Segment Adjusted EBITDA includes net earnings related to intersegment sales transactions and other income and expense related to the segment and excludes certain corporate costs that are not allocated at a segment level. We believe these measures are useful in understanding operational profitability over time.
Adjusted diluted earnings per share ("Adjusted Diluted EPS") is a non-GAAP financial measure defined as diluted earnings per share excluding adjustments that management does not consider part of core operating results. We believe this measure is useful in understanding operational performance.
Adjusted return on invested capital ("Adjusted ROIC") is a non-GAAP financial measure defined as net earnings excluding interest expense, other income (expenses), and adjustments that management does not consider part of core operating results, all net of tax and divided by average invested capital. We believe this measure is useful in understanding operational performance.

Executive Compensation Philosophy and Practices. Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short-term and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	Beginning on Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	Beginning on Page
We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	37
Other than an Offer Letter with Mr. Nolan (which expires October 31, 2026), entered into in connection with his election as Chief Executive Officer, and an Offer Letter with Mr. Augdahl, entered into in connection with his promotion to Executive Vice President and Chief Financial Officer, the Company has no employment contracts for our Named Executive Officers.
			5 - 6
We review “tally sheets” and realizable pay and performance for our Named Executive Officers and use that information as a factor in making compensation decisions.	40	We generally do not pay short-term incentive compensation if our Company is not profitable for the year.	42
The Compensation Committee annually determines whether its compensation consulting firm fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	40	We do not pay dividends during the restricted periods on unvested equity awards made pursuant to our 2019 Stock Incentive Plan.	46
We evaluate share utilization by annually reviewing overhang and burn rates.	41	We do not provide tax reimbursement or tax “gross-ups” on any perquisites.	50
We have adopted share ownership guidelines, and we review compliance annually.	51	We do not allow hedging or pledging of company shares.	51
We have clawback policies that comply with Nasdaq listing standards and go beyond that to cover a broader population of participants in our executive compensation program.	51	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	52
We mitigate undue compensation risk by utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our short-term cash incentives and long-term performance awards, as well as having robust Board and Board Committee processes to identify and manage risk.	52	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	64
We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	63	We do not reprice underwater stock options or stock appreciation rights.

Our Executive Compensation Program. Total compensation for our executive officers includes a mix of short-term and long-term incentive compensation, and fixed and performance-based compensation. The charts below illustrate the fiscal 2026 target mix of short-term and long-term incentives, and fixed and performance-based compensation, for Mr. Nolan and our Other Named Executive Officers. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

Fiscal 2026 Target Compensation Mix Chief Executive Officer

Short- Term 52%	26%	Base Salary

	26%	Short-Term Cash Incentive at Target	At Risk Pay 74%

Long- Term 48%	48%	Restricted Stock Awards with Service-Based Vesting

Fiscal 2026 Target Compensation Mix Average - Other Named Executive Officers

Short- Term 58%	37%	Base Salary

	21%	Short-Term Cash Incentive at Target	At Risk Pay 63%

Long- Term 42%	21%	Restricted Stock Award with Service-Based Vesting

	21%	Performance Awards at Target

The Role of Shareholder Vote on Say on Pay Proposal. Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s 2025 Annual Meeting of Shareholders held on June 25, 2025, 91.92% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee did not make any changes to its programs in response to this vote. The Committee will consider the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.
Overview of Primary Compensation Elements
The table below provides an overview of the three primary compensation elements of our executive compensation program in fiscal 2026.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary and Benefits	Attract and retain executive officers through competitive pay and benefit programs.	Individual performance, experience, tenure, competitive market data and trends, internal equity and executive potential.	Targeted to be at approximately the 50th percentile for comparable roles at peer companies.	Adjusted based on factors including individual performance.
Short-Term Cash Incentive Compensation ("Short-Term Incentive")	Create an incentive for the achievement of pre-defined annual business objectives.	For target bonus percentages – competitive market data and trends and internal equity. For actual bonus payouts – performance against pre-established criteria in the short-term cash incentive plan.	Targeted to be at approximately the 50th percentile for target total cash compensation.	Payout dependent on achievement of one-year Company financial performance against pre-established goals.
Long-Term Incentive Compensation •Restricted Stock (40% for Mr. Silberhorn, and 50% for other named executives); and •Performance Awards (60% for Mr. Silberhorn and 50% for other named executives)
Align the interests of executive officers with shareholders and focus on sustained performance, entrepreneurial style and quality products and services while creating appropriate retention incentives through the use of multi-year vesting schedules.

Annual Awards – Individual performance, company performance, market data and trends, internal equity and executive potential.

New hire, promotion and special awards –
Internal equity and market data and trends.

Targeted to be at approximately the 50th percentile for target performance.
Performance award payouts vary based on company performance against pre-established goals; the restricted stock awards and the stock settled portion of the performance awards also vary based on stock price performance.

___________________________
(1)Actual pay levels may be above or below the targeted level depending on actual performance.

Determining Executive Compensation
Our executive compensation program is evaluated annually taking into consideration changes to our business strategy and annual operating plan, the economy and our competitive marketplace, a robust strategic goal setting process, and evolving executive compensation practices.
During the first quarter of each fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of: (i) their executive leadership; (ii) enterprise competencies; and (iii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation are reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.
In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the market. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.
The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, short-term cash incentive compensation, and long-term incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through our Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs.
Consulting Assistance, Peer Group and Competitive Market
Compensation Consultant Independence. The Compensation Committee has the authority to retain independent compensation consultants to provide counsel and advice regarding compensation levels for our executive officers and related matters. In October 2025, the Committee retained Meridian Compensation Partners, LLC ("Meridian") as its new independent compensation consultant. Willis Towers Watson (“WTW”), served as the Company's independent compensation consultant through September 2025. The compensation consultant reports directly to the Committee, and the Committee can replace the compensation consultant or hire additional consultants at any time. During fiscal 2026, WTW attended each Committee meeting during their tenure in person or by video conference, including executive sessions as requested, and consulted with the Chair of the Committee between meetings. Beginning in January 2026, Meridian attended each Committee meeting in person or by video conference, including executive sessions as requested, and consulted with the Chair of the Committee between meetings.
As required under the Dodd-Frank Act, the Committee has analyzed whether the work of WTW or Meridian, as its compensation consultants, raises any conflict of interest, taking into consideration the following factors under the Nasdaq listing rules: (i) neither WTW nor Meridian provides any other services to our Company, except that WTW provided brokerage services for the Company’s property insurance and surety bonds in exchange for fees less than $120,000 in fiscal 2026; (ii) the amount of fees from our Company paid to WTW and Meridian is less than 1% of each of WTW's and Meridian's total revenue; (iii) WTW and Meridian's policies and procedures are designed to ensure independence; (iv) neither WTW nor Meridian, nor any member of their respective consulting teams, has any business or personal relationship with any executive officer of our Company, and no member of their consulting team has any business or personal relationship with any member of the Committee; and (v) neither WTW nor Meridian, nor any member of their respective consulting team, owns any stock of our Company.
The Committee has determined, based on its analysis of the above factors, that WTW and Meridian are independent of our Company and the work of WTW and Meridian (and the individual compensation advisors employed by WTW and Meridian) as compensation consultants to the Committee, and the additional services provided by WTW and Meridian, have not created a conflict of interest. The Committee will continue to annually monitor the independence of its compensation consultant.
Peer Group. The selection criteria identified for determining and reviewing our Company’s peer group generally include:
•Companies with revenue within a similar range (0.33 to 3.0 multiple).
•Companies with market capitalization within a similar range (0.33 to 3.0 multiple).
•Companies with market capitalization to revenue ratio of 0.5 or greater.
•Companies in the same or similar industries.
•Companies with business model similarity, which may include the following:
–Coatings for special purposes;
–Construction materials, primarily for commercial or industrial applications;
–Specialized/customized product lines;
–Heavy-duty manufacturing operations and project-directed manufacturing; and
–Project-based businesses.
•Companies in the same geographic location (to a lesser degree).
•Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).
The following 16 firms served as the Company’s peer group for fiscal 2026.

•American Woodmark Corporation	•H.B. Fuller Company
•Armstrong World Industries, Inc.	•Insteel Industries, Inc.
•AZZ Inc.	•Janus International Group, Inc.
•Eagle Materials Inc.	•Quaker Chemical Corporation
•EnPro Inc.	•Quanex Building Products Corporation
•Gibraltar Industries, Inc.	•Simpson Manufacturing Co., Inc.
•Graco Inc.	•Tennant Company
•Griffon Corporation	•Trex Company, Inc.
The Company added Janus International Group, Inc., Simpson Manufacturing Co., Inc. and Trex Company, Inc., and removed Masonite International Corporation and PGT Innovations, Inc.
Competitive Market. The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys that contain market compensation information for similarly-sized organizations. The information on the competitive market is used by the Committee:
•As an input in designing our compensation plans and philosophy;
•As an input in assessing and developing base salary adjustments, short-term cash incentive targets and long-term incentive ranges;
•To benchmark the form and mix of long-term incentive awards;
•To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and
•To benchmark dilution and overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2026 Individual Compensation Actions
Base Salary. Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. For fiscal 2026, Mr. Nolan's base salary was established in the CEO Offer Letter, and Ms. Lakkundi did not receive a base salary increase, because she was hired in January 2025. The returning Named Executive Officers received base salary increases ranging from 1.76% to 4.02% except for Mr. T. Johnson who received an 18.00% increase for his reassignment to the position of President, Architectural Metals Segment, effective August 7, 2025.
Below is information on the base salaries of our Named Executive Officers for fiscal 2026.

Base Salary
Name	Fiscal 2026 Base Salary ($)	Percent Increase in Fiscal 2026 vs 2025 (%)
Donald A. Nolan(1)	925,000	—
Mark R. Augdahl(2)	550,000	—
Troy R. Johnson	505,050	18.00
Veena M. Lakkundi	550,000	—
Brent C. Jewell	463,000	1.76
Ty R. Silberhorn(3)	932,000	—
Matthew J. Osberg(4)	672,000	4.02
___________________________
(1)Mr. Nolan was appointed as our Chief Executive Officer and Executive Chair of the Board of Directors at the close of business on October 31, 2025, during fiscal 2026. His fiscal 2026 base salary, as presented above, became effective on that date.
(2)Mr. Augdahl was elected as Executive Vice President and Chief Financial Officer on January 19, 2026. His fiscal 2026 base salary, as presented above, became effective on that date and reflects an adjustment to keep it market competitive with comparable roles within the compensation peer group.
(3)Mr. Silberhorn separated from the Company on October 31, 2025, during fiscal 2026.
(4)Mr. Osberg resigned from the Company effective January 16, 2026, during fiscal 2026.
Short-Term Cash Incentive Compensation. Short-term cash incentive awards create an incentive for achievement of annual financial performance results. These results are measured against objective financial goals based on the annual operating plan approved by our Board of Directors.
The awards may be earned below or above target based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the predetermined, objective performance goals must be met at the threshold level in order for any short-term cash incentive to be paid to an executive.
Generally, if actual results are below threshold performance level for all performance goals or the Company is not profitable, the payout will be zero. If the threshold performance level for one or more, but not all, performance goals is achieved, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. If the threshold performance level for all performance goals is achieved, 50% of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. For any performance between these levels, award payouts will be interpolated.

Fiscal 2026 Short-Term Cash Incentive Payouts. The tables below set forth certain information with respect to the fiscal 2026 short-term cash incentive award payout ranges as a percentage of the fiscal 2026 salary for our Named Executive Officers.

2026 Short-Term Cash Incentive Compensation
Name	Target Payout as a Percentage of Fiscal 2026 Salary (%)
Donald A. Nolan(1)	N/A
Mark R. Augdahl(2)	50.00
Troy R. Johnson	60.00
Veena M. Lakkundi	60.00
Brent C. Jewell	60.00
Ty R. Silberhorn(3)	100.00
Matthew J. Osberg(4)	75.00
___________________________
(1)Mr. Nolan was appointed as our Chief Executive Officer at the close of business on October 31, 2025, during fiscal 2026. He has an annual cash incentive that pays out based on his performance during the Term of the CEO Offer Letter, as described under "Nolan Short-Term Incentive Plan" on page 46.
(2)Mr. Augdahl was elected Executive Vice President and Chief Financial Officer on January 19, 2026. His short-term cash incentive compensation target payout of 75.00% became effective for fiscal 2027.
(3)Mr. Silberhorn separated from the Company as President and Chief Executive Officer on October 31, 2025, during fiscal 2026 and received a portion of his short-term cash incentive compensation pursuant to the terms of his Separation Agreement. Mr. Silberhorn was paid $466,000 under the fiscal 2026 CEO evaluation incentive, which is an amount equal to 50% of his target short-term cash incentive for fiscal 2026.
(4)Mr. Osberg resigned from the Company effective January 16, 2026, during fiscal 2026,
The following table outlines the consolidated performance goals, weighting and performance levels and actual performance achievement for the fiscal 2026 performance cycle for Mr. Augdahl and Mr. Osberg. Mr. Osberg forfeited his fiscal 2026 short-term incentive plan as a result of his resignation from the Company.

Fiscal 2026 Short-Term Cash Incentive Performance Levels and Actual Performance – Mr. Augdahl and Mr. Osberg
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Net Sales	25	1,304,200	1,449,100	1,594,000	1,404.733		84.69
Consolidated Adjusted EBITDA	75	173,000	203,500	234,000	167.303	(1)	—
___________________________
(1)Consolidated Adjusted EBITDA is a non-GAAP measure which is further defined on page 36, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2026 performance cycle for Mr. T. Johnson, whose short-term cash incentive is based on a combination of consolidated performance goals and performance goals for the Architectural Services and Architectural Metals Segments.

Fiscal 2026 Short-Term Cash Incentive Performance Levels and Actual Performance – Mr. T. Johnson
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Adjusted EBITDA	25.0	173.000	203.500	234.000	167.303	(1)	—
Architectural Services Segment Net Sales	12.5	373.500	415.000	456.500	439.232		158.39
Architectural Services Segment Adjusted EBITDA	25.0	30.500	35.900	41.300	30.856	(1)	53.30
Architectural Metals Segment Net Sales	12.5	452.200	532.000	611.800	504.028		82.47
Architectural Metals Segment Adjusted EBITDA	25.0	62.300	73.300	84.300	54.109	(1)	—
___________________________
(1)Consolidated and Segment Adjusted EBITDA are non-GAAP measures which are further defined on page 36, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.
The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2026 performance cycle for Ms. Lakkundi, whose short-term cash incentive is based on a combination of consolidated performance goals and performance goals for the Performance Surfaces Segment.

Fiscal 2026 Short-Term Cash Incentive Performance Levels and Actual Performance – Ms. Lakkundi
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Adjusted EBITDA	25	173.000	203.500	234.000	167.303	(1)	—
Performance Surfaces Segment Net Sales	25	187.300	208.100	228.900	197.966		75.64
Performance Surfaces Segment Adjusted EBITDA	50	37.800	44.500	51.200	41.643	(1)	78.68
___________________________
(1)Consolidated and Segment Adjusted EBITDA are non-GAAP measures which are further defined on page 36, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2026 performance cycle for Mr. Jewell, whose short-term cash incentive is based on a combination of consolidated performance goals and performance goals for the Architectural Glass Segment.

Fiscal 2026 Short-Term Cash Incentive Performance Levels and Actual Performance – Mr. Jewell
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Adjusted EBITDA	25	173.000	203.500	234.000	167.303	(1)	—
Architectural Glass Segment Net Sales	25	288.000	320.000	352.000	283.659		—
Architectural Glass Segment Adjusted EBITDA	50	56.600	70.800	81.400	45.699	(1)	—
___________________________
(1)Consolidated and Segment Adjusted EBITDA are non-GAAP measures which are further defined on page 36, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.
The following table sets forth certain information with respect to the fiscal 2026 short-term cash incentive compensation payouts for each of our Named Executive Officers other than Mr. Nolan and Mr. Silberhorn, whose payouts were established by their CEO Offer Letter and Separation Agreement, respectively, and Mr. Osberg who forfeited his fiscal 2026 short-term cash incentive compensation payout when he resigned from the Company.

	Fiscal 2026 Short-Term Cash Incentive Payouts
	Target Payout Opportunity		Actual Payout
Name	Percent of Fiscal 2026 Salary (%)	Amount ($)	Percent of Target (%)	Formula Payout Amount ($)	Percent of Fiscal 2026 Salary (%)
Mark R. Augdahl	50.00	176,500	21.17	37,365	10.58
Troy R. Johnson(1)	60.00	288,015	100.00	288,015	60.00
Veena M. Lakkundi	60.00	330,000	58.25	192,225	34.95
Brent C.Jewell	60.00	277,800	—	—	—
Ty R. Silberhorn(2)	100.00	932,000	50.00	466,000	50.00
Matthew J. Osberg(3)	75.00	504,000	—	—	—
___________________________
(1)In connection with Mr. T. Johnson's reassignment to the position of President, Architectural Metals Segment, effective August 7, 2025, the Company established a minimum short-term cash incentive award of 100% of target for fiscal 2026 and fiscal 2027.
(2)Mr. Silberhorn separated from the Company on October 31, 2025, during fiscal 2026.
(3)Mr. Osberg resigned from the Company effective January 16, 2026, during fiscal 2026.

Nolan Short-Term Cash Incentive Plan. The Board approved four equally weighted objectives for Mr. Nolan's short-term cash incentive plan, which will be paid out on the earlier of the appointment of a successor CEO or October 31, 2026, the end of the Term for the CEO Offer Letter. In sum, the objectives include:
•Engagement with the Board and Executive Committee to set a new vision, strategy and financial targets for the Company;
•Growth: Establish a framework for customer focus to accelerate near term organic growth. Grow faster than the market, utilizing FMI benchmark for Architectural Segments, and 7% for Performance Surfaces;
•People: Fill key positions and work with the Board to evaluate potential internal candidates for CEO; and
•Strengthen the Core: Drive alignment and efficiency with corporate functions to deliver cost savings.
Like the short-term incentive plan for the Other Named Executive Officers, the target payout is equal to 100% of base salary actually paid during the Term, with an actual award between 0% to 200% of base salary. The actual award is subject to Board or Compensation Committee discretion.
Long-Term Incentive Compensation. Our long-term incentive program is designed to align the interests of executives with shareholders and to focus executives on the achievement of long-term sustained performance, entrepreneurship, and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.
In fiscal 2026, our long-term incentive program for our Named Executive Officers (other than Mr. Silberhorn, our former Chief Executive Officer and Mr. Nolan, our current Chief Executive Officer) was comprised of 50% time-based restricted stock awards and 50% performance awards with a three-year performance period, each described in more detail below. Mr. Silberhorn’s, our former Chief Executive Officer, long-term incentive award in fiscal 2026 consisted of 40% time-based restricted stock and 60% as a performance award, of which 100% vesting on the time-based restricted stock accelerated at his time of separation, and the performance award was forfeited. Mr. Nolan received a Service Award pursuant to the CEO Offer Letter, and he did not participate in our long-term incentive program in fiscal 2026.
Dividends or other distributions (whether cash, stock or otherwise) with respect to the awards will accrue during the three-year vesting or other performance period and will be paid only on the shares earned at the end of the period when shares are issued.
Restricted Stock Awards. Each year, the Compensation Committee approves a time-based restricted stock award for each executive with a preliminary target fixed dollar value based on a percentage of base salary, after reviewing long-term incentives for comparable roles at peer companies, and based on data provided by the independent compensation consultant. For our Chief Executive Officer, the Committee determines the award’s value after considering the results of our Chief Executive Officer’s most recent annual performance evaluation. For our Other Named Executive Officers, our Chief Executive Officer recommends to the Committee increases or decreases in the award’s value based on the executive’s contributions to the Company’s performance, future leadership potential, and subjective evaluation of their individual performance for the just completed fiscal year.
Restricted stock awards are granted under the 2019 Stock Incentive Plan, and they generally vest in three equal annual installments commencing on April 30 of the year following the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Restricted stock awards issued pursuant to the 2019 Stock Incentive Plan accrue dividends during the vesting period and be paid only if the restricted stock vests. The following table summarizes the restricted stock awards granted to each of the Named Executive Officers in fiscal 2026.

Fiscal 2026 Restricted Stock Awards
Name	Restricted Stock Awarded (#)	Value of Award ($)(1)
Donald A. Nolan(2)	49,240	1,749,990
Mark R. Augdahl(3)	22,830	876,514
Troy R. Johnson(4)	31,720	1,211,659
Veena M. Lakkundi(5)	24,841	962,996
Brent C. Jewell(6)	22,973	877,797
Ty R. Silberhorn(7)	28,608	1,304,811
Matthew J. Osberg(8)	12,155	554,390
___________________________
(1)The value of the award was calculated by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The annual long-term incentive awards were made on April 22, 2025, for the Named Executive Officers.
(2)Mr. Nolan was appointed Chief Executive Officer of the Company effective as of the close of business on October 31, 2025, during fiscal 2026. The CEO Offer Letter provided for the grant to Mr. Nolan of a Service Award of 49,240 time-based restricted shares of the Company's stock valued at $1,749,990, based on the closing price on January 14, 2026. The Service Award is subject to Mr. Nolan's continued employment with the Company for the Term of the CEO Offer Letter, provided that Mr. Nolan's employment ends before the vesting date, the shares will vest as long as Mr. Nolan remains a member of the Board through the vesting date. The CEO Offer Letter further provides that the Service Award is subject to forfeiture upon voluntary or involuntary termination for cause, as defined in the Company's current standard form of restricted stock award agreement. Based on Mr. Nolan's election, 41,854 were granted as deferred restricted stock units and 7,386 were granted as an unvested restricted stock award.
(3)In addition to his annual long-term incentive award described in footnote (1), in connection with the promotion of Mr. Augdahl to Executive Vice President and Chief Financial Officer, effective as of January 19, 2026, the Company granted him 18,960 restricted shares with a grant date fair value of $700,003. Assuming continued employment with the Company, 50% of the restricted shares will vest on each of the first and second anniversaries of Mr. Augdahl's promotion. If Mr. Augdahl's employment is terminated due to retirement or involuntary termination without cause prior to one year of service, Mr. Augdahl will be eligible to receive 50% of the initial grant immediately and the remainder will be forfeited. Between one year and two years of service, if Mr. Augdahl's employment is terminated due to retirement or involuntary termination, Mr. Augdahl will be eligible to receive the remainder of the award immediately;
(4)In addition to his annual long-term incentive award described in footnote (1), in connection with the reassignment of Mr. T. Johnson to President, Architectural Metals Segment, effective August 7, 2025, the Company granted him 8,553 restricted shares effective October 17, 2025 with a grant date fair value of $325,014. Assuming continued employment with the Company 100% of the restricted shares will vest on the two-year anniversary of Mr. T. Johnson's appointment. The Company also granted him 16,882 restricted shares effective January 14, 2026 with a grant date fair value of $599,986. The Committee approved this award to support retention and leadership continuity during a period of executive transition. In making this award, the Committee considered the importance of retaining key segment leaders and the level of unvested and at-risk long-term incentive compensation outstanding. Assuming continued employment with the Company, 50% of the restricted shares will vest on each of the first and second anniversaries of the grant date.
(5)In addition to her annual long-term incentive award described in footnote (1), the Company granted Ms. Lakkundi a retention award of 16,882 restricted shares effective January 14, 2026 with a grant date fair value of $599,986. The Committee approved this award to support retention and leadership continuity during a period of executive transition. In making this award, the Committee considered the importance of retaining key segment leaders and the level of unvested and at-risk long-term incentive compensation outstanding. Assuming continued employment with the Company, 50% of the restricted shares will vest on each of the first and second anniversaries of the grant date.
(6)In addition to his annual long-term incentive award described in footnote (1), the Company granted Mr. Jewell retention award of 16,882 restricted shares effective January 14, 2026 with a grant date fair value of $599,986. The Committee approved this award to support retention and leadership continuity during a period of executive transition. In making this award, the Committee considered the importance of retaining key segment leaders and the level of unvested and at-risk long-term incentive compensation outstanding. Assuming continued employment with the Company, 50% of the restricted shares will vest on each of the first and second anniversaries of the grant date.
(7)Mr. Silberhorn separated from the Company on October 31, 2025, during fiscal 2026, and vesting on these restricted shares was accelerated.
(8)Mr. Osberg resigned from the Company effective January 16, 2026, during fiscal 2026, and he forfeited the restricted shares.
Performance Awards. The Compensation Committee issues performance awards annually, with an overlapping three-year performance period beginning with each fiscal year's award. The Committee adopted the three-year performance award to better align the Company's long-term incentive plan with market practice and the Company's strategic plan and financial performance goals.
In fiscal 2026, the Committee awarded performance awards with a three-year performance period of fiscal 2026 – 2028 to the Named Executive Officers. All performance awards were granted under the 2019 Stock Incentive Plan. The performance metrics for the awards are three-year cumulative Adjusted Diluted EPS weighted at 60%, with a target three-year cumulative Adjusted Diluted EPS of $15.76, and average Adjusted ROIC over the three-year performance period weighted at 40%, with a target average Adjusted ROIC of 12.87%. The threshold payout is 20% of target, and the maximum payout is 200% of target. The performance awards will settle 50% in cash and 50% in stock. The following table sets forth payout ranges as a percentage of salary at target performance with respect to our fiscal 2026 – 2028 performance awards.

Fiscal 2026 – 2028 Performance Award Payouts(1)
	Target Payout
Name	Award Amount ($)	As a Percentage of Fiscal 2026 Salary (%)
Donald A. Nolan(2)	N/A	N/A
Mark R. Augdahl	176,505	32.09
Troy R. Johnson	273,011	54.06
Veena M. Lakkundi	330,017	60.00
Brent C. Jewell	277,782	60.00
Ty R. Silberhorn(3)	1,957,208	210.00
Matthew J. Osberg(4)	503,995	75.00
___________________________
(1)All award amounts reflected in the table are for the performance period of fiscal 2026 through 2028. The value of the awards reflects the number of shares granted at the performance level multiplied by the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of grant plus the amount of cash.
(2)Mr. Nolan was appointed as Chief Executive Officer at the close of business on October 31, 2025, during fiscal 2026, and did not receive a performance award.
(3)Mr. Silberhorn separated from the Company on October 31, 2025, and he forfeited this performance award.
(4)Mr. Osberg resigned from the Company effective January 16, 2026, and he forfeited this performance award.

Fiscal 2024 – 2026 Performance Award Payouts. Performance awards having a three-year performance period through the end of fiscal 2026 were settled 50% in shares and 50% in cash. The performance metric for the awards was average Adjusted ROIC over the three-year performance period, with a target average Adjusted ROIC of 14.64%. The following table outlines the threshold, target and maximum for these performance awards, as well as actual performance and the percentage of the performance awards achieved.

Fiscal 2024 – 2026 Performance Goals
Performance Metric	Weight (%)	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance (%)	Percentage Performance Achieved (%)
Average Adjusted ROIC	100.00	12.00	14.64	15.50	13.78	83.71
Adjusted ROIC is a non-GAAP measure which is further defined on page 36, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.

Fiscal 2024 – 2026 Performance Share Payout
Name	Target Level of Shares (#)	Unearned Shares Cancelled (#)	Total Performance Share Payout (#)(1)
Donald A. Nolan(2)	N/A	N/A	N/A
Mark R. Augdahl	1,081	176	905
Troy R. Johnson	2,849	464	2,385
Veena M. Lakkundi(3)	N/A	N/A	N/A
Brent C Jewell	3,019	492	2,527
Ty R. Silberhorn(4)	16,867	—	16,867
Matthew J. Osberg(5)	N/A	N/A	N/A
___________________________
(1)Equals the "Target Level of Shares" column minus the "Unearned Shares Cancelled" column.
(2)Mr. Nolan was appointed Chief Executive Officer at the closed of business on October 31, 2025, during fiscal 2026, so he did not receive this performance award.
(3)Ms. Lakkundi was hired on January 6, 2025, during fiscal 2025, so she did not receive this performance award.
(4)Mr. Silberhorn separated from the Company on October 31, 2025. As part of his Separation Agreement, Mr. Silberhorn received a payout of this performance award at Target performance.
(5)Mr. Osberg resigned from the Company effective January 16, 2026, and he forfeited this performance award.

Fiscal 2024 – 2026 Performance Cash Payout
Name	Target Level ($)	Amount Forfeited ($)	Total Performance Cash Payout ($)(1)
Donald A. Nolan(2)	N/A	N/A	N/A
Mark R. Augdahl	47,109	7,674	39,435
Troy R Johnson	125,400	20,428	104,972
Veena M. Lakkundi(3)	N/A	N/A	N/A
Brent C Jewell	132,900	21,649	111,251
Ty R. Silberhon(4)	742,500	—	742,500
Matthew J. Osberg(5)	N/A	N/A	N/A
___________________________
(1)Equals the the "Target Level" column minus the "Amount Forfeited" column.
(2)Mr. Nolan was appointed to Chief Executive Officer at the close of business on October 31, 2025, during fiscal 2026, so he did not receive this performance award.
(3)Ms. Lakkundi was hired on January 6, 2025, during fiscal 2025, so she did not receive this performance award.
(4)Mr. Silberhorn separated from the Company on October 31, 2025. As part of his Separation Agreement, Mr. Silberhorn received a payout of this performance award at Target performance.
(5)Mr. Osberg resigned from the Company effective January 16, 2026, during fiscal 2026, he forfeited this performance award.
Other Benefit Programs. Our executive officers receive the same health and welfare benefits as those offered to all other full-time employees, with the exception of enhanced long-term disability benefits being offered to our executive officers.
We have entered into change-in-control severance agreements with each of our Named Executive Officers. See “Change-in-Control Severance Agreements” beginning on page 63 and “Payments Upon Termination or Change-in-Control” beginning on page 62 for more information on these arrangements.
In order to maintain market-competitive benefits and to encourage our Named Executive Officers to focus on their roles at the Company, we provide a limited number of perquisites, including the reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, reimbursement of annual executive health physical costs up to $3,000 annually and reimbursement of spousal travel expenses for certain Company events. We do not provide tax reimbursement or tax “gross-ups” on any perquisites.

Executive Stock Ownership Guidelines
We have stock ownership guidelines for our executive officers that require our Chief Executive Officer to achieve an ownership level of five times their annual base salary; our Chief Financial Officer to achieve an ownership level of three times their annual base salary; certain corporate officers and segment presidents, including Messrs. T. Johnson, Jewell and Ms. Lakkundi, to achieve an ownership level of two times their annual base salaries; and other corporate officers to achieve an ownership level of one time their annual base salary. The Compensation Committee monitors compliance with our stock ownership guidelines on a regular basis. Each executive has five years from the date they become subject to the stock ownership guidelines to meet their ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock.
As of April 27, 2026, all of our active Named Executive Officers are either in compliance with the stock ownership guidelines or still within the applicable grace period for achieving these ownership levels.
Anti-Hedging and Anti-Pledging Policies
Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted an anti-hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities. Our Board of Directors has also adopted an anti-pledging policy, which states that executive officers and directors of the Company are prohibited from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. None of our Named Executive Officers have pledged shares of our common stock as collateral for personal loans or other obligations.
Clawback Policy
In October 2023, our Board of Directors adopted an incentive compensation recovery policy providing for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the federal securities laws and to comply with Section 10D of the Securities Exchange Act of 1934, as amended. This policy is available as Exhibit 97.1 to the Company's most recent Annual Report on Form 10-K. The Company has also adopted a similar policy for other participants of the executive compensation program. Both policies apply to incentive compensation (as defined in the policies) awarded on or after October 2, 2023. Incentive compensation received by executives before October 2, 2023 remains subject to the Company’s prior Clawback Policy dated April 30, 2014, as amended.
Policy and Procedures for the Granting of Equity-Based Awards
We currently do not grant stock options. Grants of other equity-based awards to employees, including long-term incentive awards, are generally approved on a regular schedule. However, grants to new hires or for promotions, retention, or purposes other than annual or other broad-based Company-wide grants may be approved outside of regularly scheduled meetings. In those circumstances, the grant date is the date the award is approved, or if the approval date is within a blackout period, the fifth business day following the date on which the Company first releases quarterly earnings following the effective date of the recipient's employment, promotion or recognition, as applicable.
The Company will not purposely accelerate or delay the public release of material information in consideration of a pending equity-based award in order to allow an award recipient to benefit from a more favorable stock price.

The Company recognizes, however, that a release of information by the Company in close proximity to an equity-based award could create the appearance of an effort to time the announcement to a recipient's benefit, even if no such benefit was intended. Accordingly, management will advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of an equity-based award. The Committee will consider such information and determine whether to delay the equity-based award to avoid any appearance of impropriety. During fiscal 2026, we did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Tax Considerations
Section 162(m) of the U.S. Internal Revenue Code ("Section 162(m)") imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former named executive officers. The Compensation Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our shareholders. The Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of the Company and our shareholders.
Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they comply.
Compensation Risk Analysis
During fiscal 2026 the Compensation Committee, with the assistance of its independent compensation consultant(s) and management, assessed risk in our compensation plans, practices and policies and determined that the Company’s compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company. In performing this risk assessment, the Committee considered:
•The mix of fixed and variable compensation;
•The mix of short-term and long-term incentive compensation;
•The extent to which performance metrics are directly reflected in our audited financial statements or other objective reports;
•The relative weighting of the performance metrics;
•The likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods;
•The various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include net sales, earnings and operational metrics;
•Multiple financial performance metrics for our short-term cash incentive and long-term performance-based incentive plans;
•Different financial performance metrics for our short-term cash incentive and long-term performance-based incentive plans;
•Appropriate maximum caps on our short-term cash incentive and long-term performance-based incentive plans and annual equity awards;
•Management stock ownership guidelines; and
•Our clawback and hedging policies.

Summary Compensation Table
The following table sets forth the total compensation for fiscal 2026, 2025 and 2024 awarded to our Named Executive Officers.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Donald A. Nolan(5)	2026	305,962	—	1,749,990	—	—	107,969	2,163,921
Chief Executive Officer and President	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
Mark R. Augdahl(6)	2026	374,692	50,000	964,769	76,800	12,070	16,978	1,495,309
Executive Vice President and Chief Financial Officer	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
Troy R. Johnson(7)	2026	479,797	—	1,348,170	392,987	—	14,593	2,235,547
President, Architectural Metals Segment	2025	426,846	—	320,966	680,125	—	36,927	1,464,864
	2024	—	—	—	—	—	—	—
Veena M. Lakkundi(8)	2026	550,000	—	1,128,013	192,225	—	13,740	1,883,978
President, Performance Surfaces Segment	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
Brent C. Jewell	2026	462,077	—	1,016,679	111,251	—	14,062	1,604,069
President, Architectural Glass Segment	2025	453,615	—	409,509	592,427	—	41,006	1,496,557
	2024	449,231	—	520,823	377,591	—	46,924	1,394,569
Ty R. Silberhorn(9)	2026	627,308	—	2,283,419	1,208,500	—	1,956,059	6,075,286
Former Chief Executive Officer and President	2025	928,308	—	2,120,267	2,043,253	—	163,698	5,255,526
	2024	909,231	—	1,732,495	2,674,740	—	181,931	5,498,397
Matthew J. Osberg(10)	2026	591,462	—	806,385	—	—	11,720	1,409,567
Former Executive Vice President and Chief Financial Officer	2025	644,154	—	726,726	407,174	—	39,781	1,817,835
	2024	535,500	150,000	1,308,763	645,199	—	35,855	2,675,317
___________________________
(1)The amounts shown in this column represent the grant date fair value of the restricted stock awards granted in fiscal 2026, 2025 and 2024. These amounts are calculated in accordance with FASB ASC Topic 718 based on the closing share price of our common stock on the date of grant. See Note 13, Share-Based Compensation, to our fiscal 2026 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2026, for assumptions made in the valuation.
The amounts for fiscal 2026 also include the grant date fair value of the time-based restricted stock awards and target payout amounts for the unit-based portion of the fiscal 2026 – 2028 performance awards as follows: Mr. Augdahl, $88,255; Mr. T. Johnson, $136,511; Ms. Lakkundi, $165,017; Mr. Jewell, $138,882; Mr. Silberhorn, $978,608; and Mr. Osberg, $251,995. The maximum payout amounts for the unit-based portion of the fiscal 2026 – 2028 performance awards are as follows: Mr. Augdahl, $176,511; Mr. T. Johnson, $273,021; Ms. Lakkundi, $330,034; Mr. Jewell, $277,765; Mr. Silberhorn, $1,957,216; and Mr. Osberg, $503,991. Further information regarding the fiscal 2026 awards is included in the “Fiscal 2026 Grants of Plan-Based Awards” table beginning on page 55 and “Outstanding Equity Awards at Fiscal 2026 Year-End” table on beginning on page 57.
(2)The amounts in this column represent the amounts earned pursuant to the formula established for the fiscal 2026 short-term cash incentive awards and the cash payout from the fiscal 2024 – 2026 performance awards.

(3)The amount in this column represents "above-market" earnings on non-qualified deferred compensation during fiscal 2026 in excess of 5.79%, 120% of the applicable federal rate compounded annually. During fiscal 2026, the interest paid on amounts deferred for plan years beginning prior to January 1, 2010 pursuant to our Legacy Deferred Compensation Plan was 9.03%.
(4)The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2026.

Name	401(k) Retirement Plan Matching Contributions ($)(a)	Employee Stock Purchase Plan 15% Matching Contributions ($)(a)	Travel and Lodging Expenses ($)(b)	Separation Agreement Accruals ($)(c)	Total All Other Compensation ($)
Donald A. Nolan	7,969	—	100,000	—	107,969
Mark R. Augdahl	16,978	—	—	—	16,978
Troy R. Johnson	14,593	—	—	—	14,593
Veena M. Lakkundi	13,739	1	—	—	13,740
Brent C. Jewell	14,062	—	—	—	14,062
Ty R. Silberhorn	9,519	2,423	—	1,944,117	1,956,059
Matthew J. Osberg	11,720	—	—	—	11,720
___________________________
(a)Includes the amounts we set aside or accrued during fiscal 2026 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.
(b)Includes the one-time payment of $100,000 for travel and lodging expenses described in the "New Chief Executive Officer Offer Letter" section beginning on page 5.
(c)Includes the cash payments described under "Silberhorn Separation Agreement" in the "Potential Payments Upon Termination or Following a Change-in-Control" section beginning on page 62.

(5)Mr. Nolan was appointed Chief Executive Officer of the Company at the close of business on October 31, 2025, during fiscal 2026. Mr. Nolan was not a Named Executive Officer in fiscal 2024 or 2025.
(6)Mr. Augdahl was elected as Executive Vice President, Chief Financial Officer on January 19, 2026, during fiscal 2026. In connection with his promotion, he received a $50,000 bonus. Mr. Augdahl was not a Named Executive Officer in fiscal 2024 or 2025.
(7)Mr. T. Johnson was not a Named Executive Officer in fiscal 2024.
(8)Ms. Lakkundi was not a Named Executive Officer in fiscal 2024 or 2025.
(9)Mr. Silberhorn separated from the Company on October 31, 2025.
(10)Mr. Osberg joined during fiscal 2024 and resigned from the Company effective January 16, 2026, during fiscal 2026.

Grants of Plan-Based Awards
The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2026: (i) estimated possible payouts for fiscal 2026 short-term cash incentive awards; (ii) the grant date value of the time-based restricted stock awards; and (iii) estimated possible payouts for the fiscal 2026 – 2028 performance awards.

Fiscal 2026 Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald A. Nolan(5)
Fiscal 2026 short-term cash incentive	11/1/2025	—	925,000	1,850,000	—	—	—	—	—
CEO Offer Letter restricted stock	1/14/2026	—	—	—	—	—	—	49,240	1,749,990
Mark R. Augdahl
Fiscal 2026 short-term cash incentive	4/22/2025	22,063	176,500	353,000	—	—	—	—	—
LTIP Fiscal 2026 restricted stock	4/22/2025	—	—	—	—	—	—	3,870	176,511
LTIP Fiscal 2026 - 2028 performance award	4/22/2025	44,125	88,250	176,500	968	1,935	3,870	—	88,255
Restricted stock - promotion	1/19/2026	—	—	—	—	—	—	18,960	700,003
Troy R Johnson
Fiscal 2026 short-term cash incentive	4/22/2025	21,601	288,015	576,030	—	—	—	—	—
LTIP Fiscal 2026 restricted stock	4/22/2025	—	—	—	—	—	—	6,285	286,659
LTIP Fiscal 2026 - 2028 performance award	4/22/2025	68,250	136,500	273,000	1,497	2,993	5,986	—	136,511
Restricted Stock - reassignment	10/17/2025	—	—	—	—	—	—	8,553	325,014
Restricted Stock - retention	1/14/2026	—	—	—	—	—	—	16,882	599,986
Veena M. Lakkundi
Fiscal 2026 short-term cash incentive	4/22/2025	24,750	330,000	660,000	—	—	—	—	—
LTIP Fiscal 2026 restricted stock	4/22/2025	—	—	—	—	—	—	7,959	363,010
LTIP Fiscal 2026 - 2028 performance award	4/22/2025	82,500	165,000	330,000	1,809	3,618	7,236	—	165,017
Restricted Stock - retention	1/14/2026	—	—	—	—	—	—	16,882	599,986

Fiscal 2026 Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brent C. Jewell
Fiscal 2026 short-term cash incentive	4/22/2025	20,835	277,800	555,600	—	—	—	—	—
LTIP Fiscal 2026 restricted stock	4/22/2025	—	—	—	—	—	—	6,091	277,811
LTIP Fiscal 2026 - 2028 performance award		69,450	138,900	277,800	1,523	3,045	6,090	—	138,882
Restricted stock retention	1/14/2026	—	—	—	—	—	—	16,882	599,986
Ty R. Silberhorn(6)
Fiscal 2026 short-term cash incentive	4/22/2025	116,500	932,000	1,864,000	—	—	—	—	—
LTIP Fiscal 2026 restricted stock	4/22/2025	—	—	—	—	—	—	28,608	1,304,811
LTIP Fiscal 2026 - 2028 performance award	4/22/2025	489,300	978,600	1,957,200	10,728	21,456	42,912	—	978,608
Matthew J. Osberg(7)
Fiscal 2026 short-term cash incentive	4/22/2025	63,000	504,000	1,008,000	—	—	—	—	—
LTIP Fiscal 2026 restricted stock	4/22/2025	—	—	—	—	—	—	12,155	554,390
LTIP Fiscal 2026 - 2028 performance award	4/22/2025	126,000	252,000	504,000	2,763	5,525	11,050	—	251,995
___________________________
(1)These columns show the range of possible payouts under the fiscal 2026 short-term cash incentive awards and the cash portion of the fiscal 2026 – 2028 performance awards. In connection with Mr. T. Johnson's reassignment to the position of President, Architectural Metals Segment, effective August 7, 2025, the Company established a minimum short-term cash incentive award of 100% of target for fiscal 2026 and fiscal 2027. See “Short-Term Cash Incentive Compensation” beginning on page 43 and “Performance Awards” beginning on page 48.
(2)These columns show the threshold, target and maximum level of shares to be earned under the performance share unit portion of the fiscal 2026 – 2028 performance awards. See “Performance Awards” beginning on page 48.
(3)This column shows the restricted stock awards made under the long-term incentive program on April 22, 2025, except for Mr. Nolan, this column shows his service award of time based restricted stock on January 14, 2026. For Mr. Augdahl, this column also shows his time-based restricted stock award related to his promotion to Executive Vice President and Chief Financial Officer effective January 19, 2026. For Mr. T. Johnson, this column also shows his reassignment grant of time-based restricted stock on October 17, 2026. For Messrs. T. Johnson, Jewell, and Ms. Lakkundi, this column also shows their retention grants of time-based restricted stock on January 14, 2026. See “Restricted Stock Awards” beginning on page 46.
(4)This column shows the grant date fair value of the restricted stock awards and the performance share unit portion of the performance awards which were calculated in accordance with FASB ASC Topic 718 by multiplying the number of restricted shares or performance share units at target performance by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The closing price of our common stock on the Nasdaq Global Select Market was $45.61 on the grant date of April 22, 2025; $38.00 on the grant date of October 17, 2025; $35.54 on the grant date of January 14, 2026; and $36.92 on the grant date of January 19, 2026.
For a description of how these awards are treated upon termination or a change-in-control, see “Potential Payments Upon Termination or Following a Change-in-Control” beginning on page 62.
(5)    Mr. Nolan was appointed as Chief Executive Officer at the close of business on October 31, 2025, during fiscal 2026.
(6)    Mr. Silberhorn separated from our Company on October 31, 2025, during fiscal 2026.
(7)    Mr. Osberg resigned from our Company effective January 16, 2026, during fiscal 2026.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the equity awards held by our Named Executive Officers as of February 28, 2026, the last day of fiscal 2026.

Outstanding Equity Awards at Fiscal 2026 Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Donald A. Nolan	49,240	(3)	1,960,737	—		—
Mark R. Augdahl	—		—	1,081	(4)	43,045
	—		—	688	(5)	27,396
	—		—	1,935	(6)	77,052
	445	(7)	17,720	—		—
	1,136	(8)	45,236	—		—
	401	(9)	15,968	—		—
	1,834	(10)	73,030	—		—
	3,870	(11)	154,103	—		—
	18,960	(12)	754,987	—		—
Troy R. Johnson	—		—	2,849	(4)	113,447
	—		—	1,027	(5)	40,895
	—		—	2,993	(6)	119,181
	1,899	(8)	75,618	—		—
	2,053	(10)	81,750	—		—
	6,285	(11)	250,269	—		—
	8,553	(13)	340,580	—		—
	16,882	(14)	672,241	—		—
Veena M. Lakkundi	—		—	3,618	(6)	144,069
	4,921	(15)	195,954	—		—
	7,959	(11)	316,927	—		—
	16,882	(14)	672,241	—		—

Outstanding Equity Awards at Fiscal 2026 Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brent C. Jewell	—		—	3,019	(4)	120,217
	—		—	1,092	(5)	43,483
	—		—	3,045	(6)	121,252
	2,214	(8)	88,161	—		—
	2,911	(10)	115,916	—		—
	6,091	(11)	242,544	—		—
	16,882	(14)	672,241	—		—
Ty R. Silberhorn	—		—	—		—
Matthew J. Osberg	—		—	—		—
___________________________
(1)The market value is calculated by multiplying $39.82, the closing price of our common stock on the Nasdaq Global Select Market on February 27, 2026, the last trading day of fiscal 2026, by the number of shares of restricted stock that had not vested or the number of unearned performance share units as of February 28, 2026, the last day of fiscal 2026.
(2)Includes the performance share units with three-year performance periods until payout. At the beginning of each performance period, the threshold, target and maximum award levels are set. Our performance award program is described under the heading “Performance Awards” beginning on page 48.
(3)Represents an unvested award granted on January 14, 2026, which vests on January 14, 2027. Based on Mr. Nolan's election, 41,854 were granted as deferred restricted stock units and 7,386 were granted as an unvested restricted stock award.
(4)Represents the performance share units granted on June 21, 2023 for Mr. Augdahl, and on April 19, 2023 for Messrs. T. Johnson and Jewell, for the three-year performance period beginning on the first day of fiscal 2024 and ending on the last day of fiscal 2026, which will only be earned if the predetermined goal for the performance period is met. The number of shares is equal to the target number of performance share units.
For each of our Named Executive Officers, the number of shares of our common stock that may be earned as a payout based on threshold, target and maximum performance levels during the three-year performance period is set forth below.

		Estimated Future Payouts Based On Performance Level
Name	Performance Period	Threshold (#)	Target (#)	Maximum (#)
Donald A. Nolan	N/A	N/A	N/A	N/A
Mark R. Augdahl	Fiscal 2024 - 2026	541	1,081	2,162
Troy R. Johnson	Fiscal 2024 - 2026	1,425	2,849	5,698
Veena M. Lakkundi	N/A	N/A	N/A	N/A
Brent C. Jewell	Fiscal 2024 - 2026	1,510	3,019	6,038

(5)Represents the performance share units granted on May 1, 2024 for Messrs. Augdahl, T. Johnson and Jewell for the three-year performance period beginning on the first day of fiscal 2025 and ending on the last day of fiscal 2027, which will only be earned if the predetermined goal for the performance period is met. The number of shares is equal to the threshold number of performance share units.
For each of our Named Executive Officers, the number of shares of our common stock that may be earned as a payout based on threshold, target and maximum performance levels during the three-year performance period is set forth below.

		Estimated Future Payouts Based On Performance Level
Name	Performance Period	Threshold (#)	Target (#)	Maximum (#)
Donald A. Nolan	N/A	N/A	N/A	N/A
Mark R. Augdahl	Fiscal 2025 - 2027	688	1,375	2,750
Troy R. Johnson	Fiscal 2025 - 2027	1,027	2,053	4,106
Veena M. Lakkundi	N/A	N/A	N/A	N/A
Brent C. Jewell	Fiscal 2025 - 2027	1,092	2,183	4,366
(6)Represents the performance share units granted on April 22, 2025 for Messrs. Augdahl, T. Johnson and Jewell and Ms. Lakkundi for the three-year performance period beginning on the first day of fiscal 2026 and ending on the last day of fiscal 2028, which will only be earned if the predetermined goal for the performance period is met. The number of shares is equal to the target number of performance share units.
For each of our Named Executive Officers, the number of shares of our common stock that may be earned as a payout based on threshold, target and maximum performance levels during the three-year performance period is set forth below.

		Estimated Future Payouts Based On Performance Level
Name	Performance Period	Threshold (#)	Target (#)	Maximum (#)
Donald A. Nolan	N/A	N/A	N/A	N/A
Mark R. Augdahl	Fiscal 2026 - 2028	968	1,935	3,870
Troy R. Johnson	Fiscal 2026 - 2028	1,497	2,993	5,986
Veena M. Lakkundi	Fiscal 2026 - 2028	1,809	3,618	7,236
Brent C. Jewell	Fiscal 2026 - 2028	1,523	3,045	1,523
(7)Represents an unvested restricted stock award granted on April 12, 2023, which vests in three annual installments commencing on April 30, 2024.
(8)Represents an unvested restricted stock award granted on April 19, 2023, which vests in three annual installments commencing on April 30, 2024.
(9)Represents an unvested restricted stock award granted on June 21, 2023, which vests in three annual installments commencing on June 21, 2024.
(10)Represents an unvested restricted stock award granted on May 1, 2024, which vests in three installments on May 1, 2025; April 30, 2026; and April 30, 2027.
(11)Represents an unvested restricted stock award granted on April 22, 2025, which vests in three annual installments commencing on April 30, 2026.
(12)Represents an unvested restricted stock award granted on January 19, 2026, which vests in two annual installments commencing on January 19, 2027.
(13)Represents an unvested restricted stock award granted on October 17, 2025, which vests on August 7, 2027.
(14)Represents an unvested restricted stock award granted on January 14, 2026, which vests in two annual installments commencing on January 14, 2027.
(15)Represents an unvested restricted stock award granted on January 6, 2025, which vests in three annual installments commencing on January 6, 2026.

Option Exercises and Stock Vested
The following table sets forth information on options exercised and restricted stock awards vested during fiscal 2026 for each of our Named Executive Officers.

Fiscal 2026 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Donald A. Nolan(3)	—	—	—	—
Mark R. Augdahl	—	—	3,289	130,851
Troy R. Johnson	—	—	4,659	185,244
Veena M. Lakkundi	—	—	2,460	91,733
Brent C. Jewell	—	—	6,331	249,910
Ty R. Silberhorn(4)	—	—	98,178	3,657,539
Matthew J. Osberg(5)	~~—~~	~~—~~	16,152	642,500
___________________________
(1)Includes shares of restricted stock that vested and were distributed during fiscal 2026.
(2)The value realized is calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the vesting date by the shares of restricted stock that became vested.
(3)Mr. Nolan was appointed Chief Executive Officer and Executive Chair of the Board as of the close of business on October 31, 2025, during fiscal 2026.
(4)Mr. Silberhorn separated from the Company on October 31, 2025, during fiscal 2026, and the shares acquired on vesting includes accelerated vesting on 78,376 restricted stock awards and 16,867 performance shares.
(5)Mr. Osberg resigned from the Company effective January 16, 2026, during fiscal 2026.
Non-Qualified Deferred Compensation
Deferred Compensation Plan
Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries, including our Named Executive Officers. For the 2025, 2024 and 2023 calendar years, approximately 137, 136 and 145 of our employees, respectively, were eligible to participate in our Deferred Compensation Plan and approximately 138 employees are eligible for the 2026 calendar year. Our Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Compensation Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant's account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from 3.11% to 41.04% for calendar year 2025. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant's account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer, and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon:

a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in "severe financial hardship" that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant's election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.
Legacy Deferred Compensation Plan
Our Deferred Incentive Compensation Plan (the "Legacy Deferred Compensation Plan") is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries; however, in October 2010, the plan was amended to prohibit any future participant deferrals to the plan after our fiscal 2011. Our Legacy Deferred Compensation Plan allowed for deferrals by participants of up to 100% of bonuses. A participant in our Legacy Deferred Compensation Plan may elect to have the participant's account credited with the applicable interest rate as set forth in the plan or credited with earnings and investment gains and losses by assuming the deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from 3.11% to 41.04% for calendar year 2025. Participants are permitted to change their investment elections at any time. For amounts deferred for plan years beginning on or after January 1, 2010, the applicable interest rate, which is not considered to be an “above-market” interest rate, is the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years. For amounts deferred for plan years beginning prior to January 1, 2010, the applicable interest rate, which may be considered to be an “above-market” interest rate, is the greater of the following rates: (i) the sum of one and one-half percent (1- 1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years; or (ii) one-half of the rate of Apogee's after-tax return on beginning shareholders' equity for the prior fiscal year. Participants are entitled to receive a distribution from their account upon termination of employment (as defined in our Legacy Deferred Compensation Plan), disability, death, retirement (as defined in our Legacy Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in either a lump sum or installments based on participant elections as allowed under our Legacy Deferred Compensation Plan. Our Legacy Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.
Non-Qualified Deferred Compensation Table
The table below provides information on our Named Executive Officers' compensation earned with respect to fiscal 2026 and deferred under our Deferred Compensation Plan.

Fiscal 2026 Non-Qualified Deferred Compensation
Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)	Change in Pension Value and Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)
Donald A.	Deferred Compensation	—	—	—	—	—
Nolan	Legacy Deferred Compensation	—	—	—	—	—
Mark R.	Deferred Compensation	37,365	—	—	—	1,062,794
Augdahl	Legacy Deferred Compensation	—	—	12,070	—	362,853
Troy R.	Deferred Compensation	—	—	—	—	—
Johnson	Legacy Deferred Compensation	—	—	—	—	—
Veena M.	Deferred Compensation	—	—	—	—	—
Lakkundi	Legacy Deferred Compensation	—	—	—	—	—
Brent C.	Deferred Compensation	—	—	—	—	—
Jewell	Legacy Deferred Compensation	—	—	—	—	—
Ty R.	Deferred Compensation	—	—	—	—	—
Silberhorn	Legacy Deferred Compensation	—	—	—	—	—
Matthew J.	Deferred Compensation	—	—	—	—	—
Osberg	Legacy Deferred Compensation	—	—	—	—	—
___________________________
(1)Pursuant to SEC rules, all earnings in non-qualified deferred compensation in fiscal 2026 in excess of 5.79%, 120% of the applicable federal rate compounded annually, have been deemed "above-market earnings." During fiscal 2026, the interest paid on amounts deferred for plan years beginning prior to January 2010 pursuant to our Legacy Deferred Compensation Plan was 9.03%. This amount is reported in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column of the "Summary Compensation Table" beginning on page 53.
(2)The amount reported for Mr. Augdahl is reported in the "Summary Compensation Table" beginning on page 53 for fiscal 2026 in the "Non-Equity Incentive Plan Compensation" column. The amount reported for Mr. Augdahl for our Legacy Deferred Compensation Plan is not reported in the "Summary Compensation Table" on page 53, because all of these amounts were earned by him prior to fiscal 2026.
Potential Payments Upon Termination or Following a Change-in-Control
Except as discussed below, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to them.
Except as discussed below, or in connection with a change-in-control, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards, subject to the Compensation Committee’s discretion to accelerate the awards.

Retirement
In the event a Named Executive Officer retires, the Compensation Committee may exercise its discretion to accelerate the vesting of their restricted stock awards. In the event a Named Executive Officer retires prior to the end of a performance period for a performance award, the Named Executive Officer will be entitled to receive a pro-rata payment (based on the amount of time elapsed between the beginning of the performance period and the date of termination) after the end of the performance period based on the level of achievement of the performance metric. In the event a Named Executive Officer retires after the performance period, they will be entitled to receive, if not yet paid, the performance award. None of our Named Executive Officers were deemed retirement eligible as of the end of fiscal 2026.
Payments Made Upon Termination Without Cause or For Good Reason
In connection with Mr. Silberhorn's appointment as Chief Executive Officer effective January 4, 2021, to replace forfeited compensation earned by him at his previous employer, he received restricted stock of the Company valued at $1,400,000, which vests in two installments over a five-year period, with the first installment of $500,000 vesting on January 4, 2023, and the second installment of $900,000 vesting on January 4, 2026 (the “Retention Grant Agreement”). If Mr. Silberhorn's employment is terminated within five years of the Commencement Date (as defined in the Retention Grant Agreement) by the Company without “Cause” (as defined in the Retention Grant Agreement) or by him for “Good Reason” (as defined in the Retention Grant Agreement), Mr. Silberhorn shall be entitled to automatic acceleration of any unvested shares of the Retention Grant Agreement. The second installment of unvested shares were accelerated and vested as of Mr. Silberhorn's departure on October 31, 2025.
Payments Made Upon Disability
Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All Named Executive Officers are eligible for and have elected to participate in our enhanced Long-Term Disability Plan, and are eligible for a disability benefit that is equal to 100% of their monthly base salary during the first three months of disability and 60% of their monthly base salary up to a maximum of $15,000 per month thereafter.
If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our restricted stock agreements provide for the immediate vesting of such awards. In the event employment is terminated prior to the end of a performance period for a performance award, the Named Executive Officer will be entitled to receive a pro-rata payment (based on the amount of time elapsed between the beginning of the performance period and the date of termination) after the end of the performance period based on the level of achievement of the performance metric. In the event employment is terminated after the performance period, the Named Executive Officer will be entitled to receive, if not yet paid, the performance award.
Payments Made Upon Death
The terms of our restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.
In the event of death prior to the end of a performance period for a performance award, the Named Executive Officer’s estate will be entitled to receive a pro-rata payment (based on the amount of time elapsed between the beginning of the performance period and the date of death) after the end of the performance period based on the level of achievement of the performance metric. In the event of death after the performance period, the Named Executive Officer’s estate will be entitled to receive, if not yet paid, the performance award.
Change-in-Control Severance Agreements
The Compensation Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).
Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a qualifying termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each of our Named Executive Officers will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates their employment for “Good Reason” (as defined in the CIC Severance Agreement) within two-years after the “Change-in-Control of Apogee.” In these circumstances, our Named Executive Officers will each receive a severance payment equal to two times their annual base salary and short-term cash incentive at target level performance for such fiscal year. For Messrs. Augdahl, T. Johnson and Jewell and Ms. Lakkundi, our CIC Severance Agreement provides that, for a 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. For Messrs. Silberhorn and Osberg, the CIC Severance Agreements that had been in place were no longer in effect following separation from the Company. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims. Subject to the double trigger described above, all shares of restricted stock that have not vested by the Employment Termination Date will vest. For performance awards, the performance period will end on the date of the "Change-in-Control of Apogee," and the award will be adjusted by the Compensation Committee in its sole discretion. If a "Change-in-Control of Apogee" occurs after the performance period, the Company will pay any unpaid amount earned during the performance period.
We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.
Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the CIC Severance Agreements trigger excise tax for the Named Executive Officer, such officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax themselves.
To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate their employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12- or 24-months following termination of employment.
The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a "Change-in-Control of Apogee" unless we give prior notice of termination.

Payments Upon Termination or Change-in-Control
The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to disability, death or a change-in-control of our Company. The table below assumes that disability, death or the termination of employment occurred, or the "Change-in-Control of Apogee" was effective as of February 27, 2026, the last trading day of fiscal 2026. The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2026. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in- Control Occurs ($)
Donald A.	Cash Severance Payment	—		—		—
Nolan(1)	Health Insurance Benefits	—		—		—
	Reimbursement of Legal Costs	—		—		—
	Acceleration of Vesting
	Restricted Stock	1,960,737	(2)	1,960,737	(2)	1,960,737	(2)
	Performance Awards	—		—		—
	Disability Payments	366,249	(3)	—		—
	Total	2,326,986		1,960,737		1,960,737
Mark R.	Cash Severance Payment	—		—		1,925,000	(4)
Augdahl	Health Insurance Benefits	—		—		10,662
	Reimbursement of Legal Costs	—		—		—	(5)
	Acceleration of Vesting
	Restricted Stock	1,061,044	(2)	1,061,044	(2)	1,061,044	(2)
	Performance Awards	—	(6)	—	(6)	396,210	(7)
	Disability Payments	272,499	(3)	—		—
	Total	1,333,543		1,061,044		3,392,916
Troy R.	Cash Severance Payment	—		—		1,616,160	(4)
Johnson	Health Insurance Benefits	—		—		65,206
	Reimbursement of Legal Costs	—		—		—	(5)
	Acceleration of Vesting
	Restricted Stock	1,420,459	(2)	1,420,459	(2)	1,420,459	(2)
	Performance Awards	—	(6)	—	(6)	704,679	(7)
	Disability Payments	261,264	(3)	—		—
	Total	1,681,723		1,420,459		3,806,504
Veena M.	Cash Severance Payment	—		—		1,760,000	(4)
Lakkundi	Health Insurance Benefits	—		—		65,206
	Reimbursement of Legal Costs	—		—		—	(5)
	Acceleration of Vesting
	Restricted Stock	1,185,123	(2)	1,185,123	(2)	1,185,123	(2)
	Performance Awards	—	(6)	—	(6)	309,069	(7)
	Disability Payments	272,499	(3)	—		—
	Total	1,457,622		1,185,123		3,319,398

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in- Control Occurs ($)
Brent C.	Cash Severance Payment	—		—		1,481,600	(4)
Jewell	Health Insurance Benefits	—		—		45,937
	Reimbursement of Legal Costs	—		—		—	(5)
	Acceleration of Vesting
	Restricted Stock	1,118,862	(2)	1,118,862	(2)	1,118,862	(2)
	Performance Awards	—	(6)	—	(6)	736,696	(7)
	Disability Payments	250,749	(3)	—		—
	Total	1,369,611		1,118,862		3,383,095
___________________________
(1)Mr. Nolan became a Named Executive Officer as of the closed of business on October 31, 2025, during fiscal 2026.
(2)Includes restricted stock awards, which would vest upon an assumed occurrence on February 27, 2026, of one of the specified events. The amount in this table represents such aggregate number of shares multiplied by $39.82, the closing price of our common stock on the Nasdaq Global Select Market on February 27, 2026, the last trading day of fiscal 2026.
(3)This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be $180,000 for each Named Executive Officer.
(4)Equals the sum of (a) two times their annual base salary as of February 28, 2026, and (b) two times their fiscal 2026 short-term cash incentive award at target level performance, payable in a lump sum.
(5)The Company will pay legal fees and expenses incurred to obtain or enforce any right or benefit under their CIC Severance Agreement.
(6)In the event employment is terminated due to retirement, disability or death prior to the end of the performance period for the performance awards, our Named Executive Officer, or their estate, will be entitled to retain and receive a pro-rata portion of the performance awards at the end of the performance period, to the extent earned.
(7)This amount represents the payout of performance cash, and performance share units at the target level and multiplied by $39.82, the closing price of our common stock on the Nasdaq Global Select Market on February 27, 2026, the last trading day of fiscal 2026, assuming the performance period ended on the date of the Change-in-Control of Apogee, as adjusted for the truncated performance period.

Silberhorn Separation Agreement
In connection with his separation effective on October 31, 2025 (the “Separation Date”), Mr. Silberhorn and the Company entered into a Separation Agreement dated October 30, 2025 (the “Separation Agreement”).
Upon Mr. Silberhorn’s separation as Chief Executive Officer of the Company, Mr. Silberhorn became entitled to $932,000 in cash, which is equal to his annual base salary for fiscal 2026. This payment will be made in twenty-four relatively equal payments on the Company’s regular payroll dates. As a material inducement for Apogee to enter into this Separation Agreement, Mr. Silberhorn must comply with certain non-recruitment covenants contained in the Separation Agreement.
Effective as of the Separation Date and pursuant to the terms of the relevant plans and award agreements, the Board accelerated the vesting of a total of 78,376 restricted shares, 16,867 performance share units, $742,500 performance cash, and $250,057 accrued dividends. The value of the accelerated restricted shares and performance share units was $3,486,846 based on the closing price of $36.61 on October 31, 2025.
The Company will pay $19,560, which represents the cost of Mr. Silberhorn's group medical, dental, and vision insurance, for twelve months after the Separation Date, provided that Mr. Silberhorn completes and returns the necessary paperwork to continue that coverage.
All cash paid or accrued in connection with Mr. Silberhorn's separation has been included in 2026 "All Other Compensation" in the "Summary Compensation Table" beginning on page 53. The value of the accelerated restricted shares and performance share units is not included.
Osberg Resignation
Mr. Osberg did not receive any payments upon his resignation beyond compensation and benefits earned during his employment with the Company.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annualized total compensation of Mr. Nolan, our Chief Executive Officer and Executive Director who was serving as of December 31, 2025 (the determination date for our median employees):
For the fiscal year ended February 28, 2026, our last completed fiscal year:
•the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $67,025; and
•the annualized total compensation of our Chief Executive Officer, as reported in the “Summary Compensation Table” beginning on page 53 of this Proxy Statement, was $6,509,647.
We reasonably estimate that the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee was 97 times. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
We determined that, as of December 31, 2025, our employee population consisted of 4,124 individuals (including full-time and part-time employees, other than our Chief Executive Officer, who were employed on December 31, 2025) working at the Company together with our consolidated subsidiaries. Of these individuals, 3,853 were located in the U.S. and U.S. territories, and 271 were from our subsidiaries in Canada and Brazil. We chose to exclude all 193 of our employees from our Brazil subsidiary, which consists of 4.7% of our workforce, from the identification of “median employee,” as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 3,931 members. Our adjusted employee population consisted of 3,853 employees in the U.S. and 78 employees located in Canada.
We identified our median employee based on the total cash and stock-based compensation earned during the twelve-month period ended December 31, 2025. In making this determination, we annualized the compensation of all full- and part-time permanent employees included in the sample who were hired in calendar year 2025, but did not work for us or our included subsidiaries for the entire twelve-month period described below. For purposes of determining the total cash and stock-based compensation earned, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended December 31, 2025, the amount of any cash incentives paid or deferred in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior quarter or year), and the amount of any income from stock-based compensation, as reflected in our payroll records. For purposes of identifying the median employee, we applied the average exchange rate for calendar year 2025, which was U.S. dollars to Canadian dollars – 1.3973 CAD.
Once we identified our median employee, we then determined that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our Named Executive Officers for purposes of the "Summary Compensation Table" beginning on page 53 disclosed above. The annual total compensation for our median employee for fiscal 2026 was determined to be $67,025. This amount was then compared to the annualized total compensation of our Chief Executive Officer disclosed above in the "Summary Compensation Table" beginning on page 53, of $6,509,647. The elements included in the Chief Executive Officer’s total compensation are discussed above in the footnotes to the "Summary Compensation Table" beginning on page 53.

Pay Versus Performance
Pay Versus Performance Table
As required by the Dodd-Frank Act and SEC regulation, the following table presents, for each of the five most recent fiscal years:
•total compensation, as calculated in the "Summary Compensation Table" beginning on page 53, for our current and former President and CEO (the “PEOs”) and an average for our Other Named Executive Officers (“Non-PEO NEOs”);
•compensation actually paid (“CAP”) to our current and former PEOs and an average for our Non-PEO NEOs, an SEC prescribed calculation which adjusts total compensation for the items described below and which does not equate to realized compensation;
•our cumulative total shareholder return (“TSR”) since the last trading day before the earliest year presented;
•our net income; and
•our adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”).
For a description of our executive compensation program and the factors used by the Compensation Committee to determine pay for our NEOs, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Fiscal Year	Donald A. Nolan(1)		Ty R. Silberhorn(2)		Average Summary Compen- sation Table Total for Non-PEO NEOs ($)(3)	Average Compen-sation Actually Paid to Non-PEO NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based on		Net Income(7)	Consolid-ated Adjusted EBITDA(8)
	Summary Compen-sation Table Total for Current PEO ($)	Compen- sation Actually Paid to Current PEO ($)(4)	Summary Compen-sation Table Total for Former PEO ($)	Compen-sation Actually Paid to Former PEO ($)(4)			Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	($ in '000s)	($ in '000s)
2026	2,163,921	2,374,668	6,075,286	3,609,202	1,725,694	1,184,467	118.17	191.65	54,131	167,303
2025	—	—	5,255,526	3,955,797	1,554,489	1,340,415	138.53	146.59	85,052	192,653
2024	—	—	5,498,397	4,809,357	413,411	1,564,002	162.31	135.72	99,613	185,226
2023	—	—	4,030,529	5,040,544	1,103,978	806,179	127.68	110.48	104,107	166,682
2022	—	—	3,199,648	4,021,469	1,162,101	1,433,330	124.12	101.76	3,486	131,518
___________________________
(1)Donald A. Nolan became President and Chief Executive Officer effective as of the close of business on October 31, 2025.
(2)Ty R. Silberhorn served as Chief Executive Officer and President from January 4, 2021 through October 31, 2025.
(3)The following table lists the individuals who comprise the Non-PEO NEOs in each of the covered years:

2026	2025	2024	2023	2022
Mark R. Augdahl	Matthew J. Osberg	Matthew J. Osberg	Mark R. Augdahl	Nisheet Gupta
Troy R. Johnson	Brent C. Jewell	Nicholas C. Longman	Curtis J. Dobler	Curtis J. Dobler
Veena M. Lakkundi	Troy R. Johnson	Curtis J. Dobler	Brent C. Jewell	Brent C. Jewell
Brent C. Jewell	Raelyn A. Trende	Brent C. Jewell	Nicholas C. Longman	Troy R. Johnson
Matthew J. Osberg		Mark R. Augdahl	Nisheet Gupta
(4)The table below sets forth the amounts deducted from and added to the "Summary Compensation Table" beginning on page 53 total compensation to calculate CAP to Mr. Silberhorn and average CAP to the Non-PEOs for fiscal 2025.

Adjustments	Current PEO ($)	Former PEO ($)	Average of Non-PEO NEOs ($)
Total Compensation from Summary Compensation Table	2,163,921	6,075,286	1,725,694
Adjustments for Equity Awards
Subtract grant date values in Summary Compensation Table	(1,749,990)	(2,120,267)	(1,052,803)
Add year-end fair value of unvested awards granted in current year	1,960,737	—	907,538
Add year-over-year difference of year-end fair values for unvested awards granted in prior years	—	—	(136,865)
Add fair values at vest date for awards granted and vested in current years	—	956,079	—
Add (subtract) difference between prior year-end fair values and vest date fair values for awards granted in prior years	—	(1,998,560)	(36,458)
Subtract forfeitures during current year equal to prior year-end fair value	—	696,664	(228,597)
Add dividends or dividend equivalents not otherwise included in total compensation	—	—	5,958
Compensation Actually Paid	2,374,668	3,609,202	1,184,467
(5)This value is based on the Company’s TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending on the last trading day of the covered year, which includes the reinvestment of dividends paid on our common stock during the relevant period.
(6)The peer group used in this Pay Versus Performance table is the S&P 600 Industrials Index, which is the same industry index the Company uses for purposes of the stock performance graph in our 2026 Annual Report on Form 10-K. We believe that the S&P 600 Industrials Index is the best available published industry index, composed of companies with similar market capitalization and a mix of GICS classifications that reasonably reflect our diverse business activities, although most of the direct competitors in our various business units are either privately owned or are divisions of larger, publicly owned companies.
(7)Fiscal 2023 Net Income was incorrectly reported as $87,900,000 in the Pay Versus Performance table of our 2023 Proxy Statement. In this Proxy Statement, Fiscal 2023 Net Income has been updated to match the Company's 2023 Annual Report on Form 10-K.
(8)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our PEO and Non-PEO NEOs for fiscal 2026 to our performance is Adjusted EBITDA, a non-GAAP financial measure which is further defined on page 36, and in Appendix A to this Proxy Statement.
Most Important Financial Measures
The table below lists the most important financial measures used by the Company to link compensation actually paid to the Company’s PEO and non-PEO NEOs to the Company's performance during fiscal 2026.

Most Important Measures for Determining NEO Pay
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (either Consolidated or Operating Segment) (“Adjusted EBITDA”)
Adjusted Diluted EPS
Adjusted Return on Invested Capital (“Adjusted ROIC")
Net Sales

Relationship Between Pay and Performance
The charts below present a graphical comparison of compensation actually paid to our current PEO, prior PEO and the average compensation actually paid to our Non-PEO NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: the Company’s (1) TSR, (2) Net Income, and (3) Adjusted EBITDA.

Compensation Actually Paid (CAP) vs Total Shareholder Return
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$—
$220
$200
$180
$160
$140
$120
$100
$80
$4,021,469
$5,040,544
$4,809,357
$3,955,797
$3,609,202
$2,374,668
$124
$128
$162
$139
$118
$102
$110
$136
$147
$192
$1,433,330
$806,179
$1,564,002
$1,340,415
$1,184,467
$—
$—
$—
$—
2022
2023
2024
2025
2026
CAP to Current PEO
CAP to Former PEO
Average CAP to Non-PEO NEOs
Company TSR
Peer Group TSR

Compensation Actually Paid (CAP) vs Net Income
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$—
$120,000
$90,000
$60,000
$30,000
$—
$4,021,469
$1,433,330
$3,486
$—
$5,040,544
$104,107
$806,179
$—
$4,809,357
$99,613
$1,564,002
$—
$3,955,797
$85,052
$1,340,415
$—
$3,609,202
$54,131
$2,374,668
$1,184,467
2022
2023
2024
2025
2026
CAP to Current PEO
CAP to Former PEO
Average CAP to Non-PEO NEOs
Net Income

Compensation Actually Paid (CAP) vs Adjusted EBITDA
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$—
$200,000
$180,000
$160,000
$140,000
$120,000
$4,021,469
$1,433,330
$131,518
$—
$5,040,544
$166,682
$806,179
$—
$4,809,357
$185,226
$1,564,002
$—
$192,653
$3,955,797
$1,340,415
$—
$3,609,202
$167,303
$2,374,668
$1,184,467
2022
2023
2024
2025
2026
CAP to Current PEO
CAP to Former PEO
Average CAP to Non-PEO NEOs
Adjusted EBITDA

Proposal 2: Advisory Approval of Apogee’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC.
We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:
•Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;
•Pay-for-performance, which is demonstrated by linking short-term cash incentives and long-term incentives to key financial measures;
•Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and
•Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.
We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.
•Our compensation programs are substantially tied to achievement of our key financial and business objectives. A significant portion of each Named Executive Officer’s potential total short-term cash compensation and long-term compensation is at-risk and linked to our operating performance.
•Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the non-residential construction cycle.
•Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.
•We have stock ownership guidelines for our executive officers.
•We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites.
•Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.
•We continue to refine our executive compensation program to reflect evolving executive compensation practices.
We believe that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2027 Annual Meeting of Shareholders.
Board Recommendation
Our Board of Directors recommends that you vote FOR the Say on Pay Proposal. Proxies will be voted FOR the proposal unless otherwise specified.

Proposal 3: Approval of The Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2026)
Background and Purpose
Our Board, on the recommendation of our Compensation Committee, approved on April 23, 2026 an amendment and restatement to the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2026) (the “2019 Stock Plan”), subject to shareholder approval at the Annual Meeting. The proposed amendment and restatement would add an additional 800,000 shares to the 2019 Stock Plan share reserve. As of February 28, 2026, the last day of fiscal 2026, there were approximately 390,862 shares of our common stock remaining available for future awards under the current 2019 Stock Plan, which is the Company’s only equity-based compensation plan under which awards may be made to executive officers and other employees, other than the Legacy Partnership Plan, which has been frozen since 2008, pursuant to which 3,822 shares are available for issuance. The 2019 Stock Plan was originally approved by our shareholders on June 23, 2021. The purpose of the 2019 Stock Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants and independent contractors capable of assuring the future success of the Company, by providing such persons with opportunities for stock ownership in the Company and to align the interests of such persons with those of our shareholders. The Board believes that it is in the best interest of the Company and our shareholders to further increase the maximum number of shares issuable under the 2019 Stock Plan to enable the Company to continue offering meaningful equity incentives to eligible participants. The Compensation Committee (for purposes of this summary, the “Committee”) administers the 2019 Stock Plan. The following discussion and summary of the material terms of the 2019 Stock Plan is qualified in its entirety by reference to the full text of the 2019 Stock Plan which is set forth in Appendix B to this proxy statement.
Proposed Amendment to the 2019 Stock Plan
The only change to the 2019 Stock Plan is to increase the aggregate number of shares that may be issued under the 2019 Stock Plan by 800,000 shares, from a total of 2,150,000 shares to 2,950,000 shares.
Key Features of the 2019 Stock Plan
The following features of the 2019 Stock Plan reflect equity incentive plan “best practices” intended to protect the interests of our shareholders:
•Limit on Shares Available for Awards. Under the 2019 Stock Plan, the aggregate number of shares of the Company’s common stock that may be issued is 2,950,000 shares, assuming approval of this Proposal at the Annual Meeting. All shares awarded, regardless of the type of award, will count against the 2019 Stock Plan’s reserve on a 1:1 basis for each share subject to the award. On the record date, the closing price of our common stock on the Nasdaq Global Select Market was $37.44 per share.
•Individual Limits on Shares Issued. The aggregate number of shares of the Company’s common stock that may be issued in a calendar year under the 2019 Stock Plan to an individual employee or officer is 200,000 shares and, in the case of a consultant, independent contractor or advisor is 30,000 shares.
•No Evergreen Provision. The 2019 Stock Plan does not contain an “evergreen” provision.
•No Liberal Share “Recycling.” The 2019 Stock Plan provides that any shares (i) surrendered to pay the exercise price of an option, (ii) withheld by the Company or tendered to satisfy tax withholding obligations with respect to any award, (iii) covered by a stock settled stock appreciation right not issued in connection with settlement upon exercise, or (iv) repurchased by the Company using option proceeds will not be added back (“recycled”) to the 2019 Stock Plan.
•No Granting of Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights (“SARs”) must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant (unless such award is granted in substitution for a stock option or SAR previously granted by an entity that is acquired by or merged with the Company).

•No Repricing of Stock Options or SARs. The 2019 Stock Plan prohibits the repricing of stock options and SARs (including a prohibition on the repurchase of “underwater” stock options or stock appreciation rights for cash or other securities) without shareholder approval.
•No Liberal Change-in-Control. The 2019 Stock Plan prohibits any award agreement from having a change-in-control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval (rather than the consummation of) a change-in-control transaction.
•No Dividends or Dividend Equivalents Paid on Unvested Awards. The 2019 Stock Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested. In addition, the 2019 Stock Plan prohibits the granting of dividend equivalents with respect to stock options, SARs or an award the value of which is based solely on an increase in the value of the Company’s shares after the grant of the award.
•Awards Subject to Forfeiture or Clawback. Awards under the 2019 Stock Plan will be subject to any Company recovery or clawback policy, as well as any other forfeiture and penalty conditions determined by the Committee.
•Minimum Vesting Period. A maximum of 5% of the aggregate number of shares available for issuance under the 2019 Stock Plan may be issued without a vesting period of at least one year following the date of grant. All other awards will have a minimum vesting period of at least one year.
•Independent Committee Administration. The 2019 Stock Plan will be administered by a committee of the Board of Directors comprised entirely of independent directors.
The Committee expects that the number of shares available, if approved by our shareholders, will satisfy equity compensation needs for approximately three years based on historical grant practices.
Determination of Number of Shares for the 2019 Stock Plan
In setting the number of shares authorized under the 2019 Stock Plan for which shareholder approval is being sought, the Committee and the Board of Directors considered, among other factors, the historical amounts of equity awards granted by the Company and the potential future grants over the next three years. Below is information regarding the Company’s burn rates for all grants of equity under all shareholder-approved equity plans for the past three fiscal years and the Company’s total potential dilution.
Burn Rate. Burn rate is a measure of the level at which a company uses shares available for grant under its equity compensation plans, and is an important factor for investors concerned about shareholder dilution. Burn rate is defined as, in a given fiscal year, the number of shares subject to equity awards granted divided by the weighted average number of shares outstanding. In setting and recommending to our shareholders the number of shares to be authorized under the 2019 Stock Plan, the Board considered the Company’s burn rate for each of the past three fiscal years. The calculation of our burn rate for each year is shown in the table below:

	Fiscal Year Ended February 28, 2026	Fiscal Year Ended March 1, 2025	Fiscal Year Ended March 2, 2024
Full Value Awards Granted	440,956	214,141	247,621
Stock Options Awards Granted	—	—	—
Total Awards Granted	440,956	214,141	247,621
Weighted Average Shares of Common Stock Outstanding (Basic)	21,295,000	21,726,000	21,871,000
Burn Rate	2.07%	0.99%	1.13%
Based on the burn rates in fiscal years 2026, 2025 and 2024, our three-year average burn rate was 1.40%.
Overhang. The potential dilution, or overhang, is a common measure to assess the dilutive impact of equity plans. Total potential dilution is equal to (i) the number of shares available to be granted as future equity awards plus the number of shares subject to outstanding equity awards, divided by (ii) such total number of shares plus the total number of shares outstanding. Total potential dilution, prior to and after shareholder approval of the proposed amendment and restatement of the 2019 Stock Plan, is shown in the table below:

Total Potential Dilution
Remaining Reserve under 2019 Stock Incentive Plan ("2019 Stock Incentive Plan")(1)	390,862
Remaining Reserve under 2019 Non-Employee Director Stock Plan, Legacy Partnership Plan and Deferred Compensation Plan for Non-Employee Directors ("Other Stock Plans")(1)	143,704
Shares Subject to Outstanding Awards under 2019 Stock Incentive Plan, Other Stock Plans and New Hire Awards ("Outstanding Awards")(1)	230,273
Weighted Average Shares of Common Stock Outstanding (Basic) ("CSO")(1)	21,295,000
Total Current Dilution(2)	3.47%
Additional Shares Reserved under 2019 Stock Incentive Plan	800,000
Total Potential Dilution(3)	6.85%
___________________________
(1)As of February 28, 2026.
(2)Calculated as (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards), divided by (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards + CSO).
(3)Calculated as (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards + Additional Shares Reserved under 2019 Stock Incentive Plan), divided by (2019 Stock Incentive Plan + Other Stock Plans + Outstanding Awards + Additional Shares Reserved under 2019 Stock Incentive Plan + CSO).
The 2019 Stock Plan does not set the number of shares subject to equity awards that will be granted in future years. In setting each year’s award amounts for plan participants, the Committee considers a variety of factors such as: the relative market position of the awards, the proportion of each executive’s total compensation to be delivered as a long-term incentive award, internal pay equity, executive performance, retention concerns, and the Company’s performance. The closing price of a share of the Company's common stock on the Nasdaq Global Select Market on April 27, 2026 was $37.44 per share.
New Plan Benefits
The number and types of awards that will be granted under the 2019 Stock Plan in the future are not determinable at this time, as the Committee will make these determinations in its discretion, subject to the terms of the 2019 Stock Plan.
The following table sets forth summary information concerning the number of shares of our common stock subject to restricted stock grants, restricted stock unit and deferred restricted stock units grants and performance share unit grants (at target) made under the 2019 Stock Incentive Plan to our Named Executive Officers, non-employee directors, and employees in fiscal 2026.

Name Executive Officers	Shares Underlying Restricted Stock Granted (#)	Shares Underlying Restricted Stock Units and Deferred Restricted Stock Units Granted (#)	Shares Underlying Performance Share Units Granted (at Target) (#)
Donald A. Nolan(1) Chief Executive Officer and Executive Chair of the Board	7,386	41,854	—
Mark R. Augdahl Executive Vice President, Chief Financial Officer	22,830	—	1,935
Troy R. Johnson President, Architectural Metals Segment	31,720	—	2,993
Veena M. Lakkundi President, Performance Surfaces Segment	24,841	—	3,618
Brent C. Jewell President, Architectural Glass Segment	22,973	—	3,045
Ty R. Silberhorn(2) Former President and Chief Executive Officer	28,608	—	21,456
Matthew J. Osberg(3) Former Executive Vice President, Chief Financial Officer	12,155	—	5,525
Non-Employee Directors
Christina M. Alvord(1)	—	—	—
Lloyd E. Johnson(1)	—	—	—
Elizabeth M. Lilly(1)	—	—	—
Herbert K. Parker(1)	—	—	—
Mark A. Pompa(1)	—	—	—
Patricia K. Wagner(1)	—	—	—
All current executive officers as a group (seven persons)	137,740	41,854	13,115
All current non-employee directors as a group (six persons)	—	—	—
All employees, including current officers who are not executive officers, as a group	117,651	290	13,446
___________________________
(1)Stock awards were granted under a separate plan, the 2019 Non-Employee Director Stock plan, for this person's service as a non-employee director.
(2)Mr. Silberhorn forfeited the 21,456 performance share units granted (at target) in fiscal 2026 pursuant to the terms of his Separation Agreement.
(3)Mr. Osberg forfeited the 12,155 restricted stock award granted in fiscal 2026 and the 5,525 performance share units granted (at target) in fiscal 2026 as a result of his resignation from the Company.

Description of 2019 Stock Plan

Administration. The Committee administers the 2019 Stock Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the 2019 Stock Plan. Subject to the provisions of the 2019 Stock Plan, the Committee may amend the terms of, or accelerate the exercisability of, an outstanding award. The Committee will have authority to interpret the 2019 Stock Plan and establish rules and regulations for the administration of the 2019 Stock Plan.
The Committee may delegate its powers under the 2019 Stock Plan to the Chief Executive Officer and/or one or more executive officers, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the Board or executive officers who are subject to Section 16 of the Exchange Act.
Eligibility. Any employee, officer, consultant or independent contractor providing services to Apogee Enterprises, Inc. or an affiliate, or any person to whom an offer of employment or engagement has been made, and who is selected by the Committee to participate, is eligible to receive an award under the 2019 Stock Plan. The number of persons eligible to participate as of April 27, 2026 (the record date for the meeting), had the 2019 Stock Plan been in effect, is estimated to be approximately 4,107 employees, eight officers and no consultants or independent contractors; however, historically the Committee has not granted awards to more than approximately 100 employees in any single fiscal year.
Shares Available for Awards. If this Proposal to increase the share reserve is approved, the aggregate number of shares that may be issued under all stock-based awards made under the 2019 Stock Plan will be 2,950,000 shares. All shares subject to awards, regardless of the type of award, will count against the 2019 Stock Plan’s reserve on a 1:1 basis for each share subject to the award. If awards issued under the 2019 Stock Plan expire or otherwise terminate without being exercised or settled, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2019 Stock Plan. However, under the share counting provisions of the 2019 Stock Plan, the following classifications of shares will not again be available for issuance: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations under any award, (iii) shares covered by a SAR that is not settled in shares upon exercise, and (iv) shares repurchased using stock option exercise proceeds.
Awards under the 2019 Stock Plan are also subject to annual limitations. No individual employee or officer may be granted awards under the 2019 Stock Plan for more than 200,000 shares of our common stock in any calendar year. No consultant or independent contractor may be granted awards under the 2019 Stock Plan for more than 30,000 shares of our common stock in any calendar year.
The Committee can adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the 2019 Stock Plan. Any adjustment determination made by the Committee shall be final, binding and conclusive.
Type of Awards and Terms and Conditions. The 2019 Stock Plan provides that the Committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Committee may determine to be necessary or desirable:
• stock options, including both incentive stock options (“ISOs”) and non-qualified stock options (together with ISOs, “options”);
• stock appreciation rights (“SARs”);
• restricted stock;
• restricted stock units;
• dividend equivalent rights; and
• other stock-based awards.

The Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting, exercise and/or settlement of awards subject to completion of a minimum period of service, achievement of one or more performance goals or both as deemed appropriate by the Committee; provided, that a maximum of five percent of the aggregate number of shares available for issuance under the 2019 Stock Plan may be issued with the terms providing for a right of exercise or a lapse on any vesting condition earlier than a date that is at least one year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one-year anniversary, measured from the commencement of the period over which performance is evaluated). The Committee will also have the right to determine whether awards are exercised or payable in shares, cash or a combination thereof.
1.Options and SARs. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. We would receive no consideration for options or SARs granted under the 2019 Stock Plan, other than the services rendered by the holder in his or her capacity as an employee, officer, consultant or independent contractor of the Company.
Exercise Price. The exercise price per share of an option or SAR will in no event be less than 100% of the fair market value per share of our common stock underlying the award on the date of grant, unless such award is granted in substitution for an option or SAR previously granted by a merged or acquired entity. Without the approval of shareholders, we will not amend or replace previously granted options or SARs in a transaction that constitutes a “repricing” as defined in the 2019 Stock Plan.
Vesting. The Committee has the discretion to determine when and under what circumstances an option or SAR will vest, subject to minimum vesting provisions described above.
Exercise. The Committee has the discretion to determine the method or methods by which an option or SAR may be exercised, which methods may include a net exercise. The Committee is not authorized under the 2019 Stock Plan to accept a promissory note as consideration.
Expiration. Options and SARs will expire at such time as the Committee determines; provided, however, that no option or SAR may be exercised more than ten years from the date of grant. Furthermore, notwithstanding the foregoing, in the case of an ISO granted to a 10% shareholder, the option may not be exercised more than five years from the date of grant.
Special Limitations on ISOs. In the case of a grant of an option intended to qualify as an ISO, no such option may be granted to a participant who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of our stock or our subsidiaries unless the exercise price per share of our common stock subject to such ISO is at least 110% of the fair market value per share of our common stock on the date of grant, and such ISO award is not exercisable more than five years after its date of grant. In addition, options designated as ISOs shall not be eligible for treatment under the Internal Revenue Code as ISOs to the extent that either: (i) the aggregate fair market value of shares of common stock (determined as of the time of grant) with respect to which such ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000 or (ii) such ISOs otherwise remain exercisable but are not exercised within three months after termination of employment (or such other period of time provided in Section 422 of the Internal Revenue Code).
2.Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to restrictions imposed by the Committee, to receive shares of our common stock at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above.

3.Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash or shares of our common stock) equivalent to the amount of cash dividends paid by the Company to shareholders with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not (i) grant dividend equivalents in connection with options or SARs, or (ii) pay a dividend equivalent with respect to a share underlying an award prior to the date on which all conditions or restrictions on such share have been satisfied or lapsed.
4.Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2019 Stock Plan. No such stock-based awards will contain a purchase right or an option-like exercise feature.
Termination and Amendment. The 2019 Stock Plan has a term of ten years expiring on June 25, 2029, unless terminated earlier by the Board. The Board may from time to time amend, suspend or terminate the 2019 Stock Plan. No amendment or modification of the 2019 Stock Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award (except in the case of a corporate transaction as described below). Amendments to the 2019 Stock Plan must be approved by the shareholders, if required under the listing requirements of the Nasdaq Global Select Market or any other securities exchange applicable to the Company, or if the amendment would (i) increase the number of shares authorized under the 2019 Stock Plan, (ii) permit a repricing of options or SARs, (iii) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, (iv) increase the maximum term of options or SARs, or (v) increase the annual per-person share limits under the 2019 Stock Plan.
Effect of Corporate Transaction. Awards under the 2019 Stock Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares, or any other similar corporate transaction or event involving the Company. In the event of such a corporate transaction, the Committee or the Board may provide for any of the following to be effective upon the occurrence of the event (or effective immediately prior to the consummation of such event, provided the event is consummated):
•termination of any award, whether vested or not, in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s rights under the award. Awards may be terminated without payment if the Committee or Board determines that no amount is realizable under the award as of the time of the transaction;
•replacement of any award with other rights or property selected by the Committee or the Board of Directors, in its sole discretion;
•the assumption of any award by the successor or survivor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity with appropriate adjustments as to the number and kind of shares and prices;
•require that any award shall become exercisable or payable or fully vested, notwithstanding anything to the contrary in the applicable award agreement; or
•require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.
Limited Transferability of Awards. Generally, no award or other right or interest of a participant under the 2019 Stock Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any affiliates. However, the Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Committee may establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.

Federal Income Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of the Company’s common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option or SAR, except that the Company may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Internal Revenue Code have been satisfied.
Awards Other than Options and SARs. If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of: (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the 2019 Stock Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to: (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award.
Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2019 Stock Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. The Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, made significant changes to the deduction limit under Section 162(m), which are effective for taxable years beginning on and after January 1, 2018. The Act eliminated the exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit. Therefore, compensation paid to a covered executive under the 2019 Stock Plan in excess of $1 million generally will not be deductible.
Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.
Section 409A of the Internal Revenue Code. The Committee intends to administer and interpret the 2019 Stock Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.

Equity Compensation Plan Information
The following table summarizes, with respect to our equity compensation plans, the number of shares of our common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares, the weighted-average exercise price of these outstanding options, warrants and rights, and the number of shares remaining available for future issuance under our equity compensation plans as of February 28, 2026, the last day of fiscal 2026. The table does not include the additional shares to be authorized for the 2019 Stock Incentive Plan under Proposal 3.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	230,273	(1)(2)	N/A	(3)	534,566	(4)
Equity compensation plans not approved by security holders	None		None		None
Total	230,273		N/A		534,566
___________________________
(1)Includes 75,783 shares underlying performance share unit awards granted under our 2019 Stock Incentive Plan, assuming maximum performance; 133,967 restricted stock unit awards granted under our 2019 Stock Incentive Plan, 2009 Non-Employee Director Stock Plan, and 2019 Non-Employee Director Stock Plan; and 20,523 phantom shares under our prior Deferred Compensation Plan for Non-Employee Directors. Dividends accrue on the outstanding performance share units during the three-year performance periods but will be paid only on shares earned at the end of each performance cycle. Certain outstanding restricted stock units have dividend rights attached, but none of the restricted stock units are transferable.
(2)At the beginning of fiscal years 2024, 2025 and 2026, performance share units were awarded to plan participants which will vest based on our Company’s performance over each three-year performance period. The performance share units represent the right to receive shares of our common stock at the end of each three-year performance period. Pursuant to SEC rules and the reporting requirements for this table, we have included in this column 75,783 shares underlying the outstanding performance share units at maximum performance, assuming our Company performed at the maximum level during the applicable performance periods. Only 38,544 shares underly the performance awards at target level performance.
(3)In calculating the Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights, restricted stock, restricted stock units and phantom shares do not have an exercise price.
(4)Pursuant to SEC Rules and the reporting requirements for this table, of these shares, 3,822 are available for issuance under our Legacy Partnership Plan; 390,862 are available for grant under our 2019 Stock Incentive Plan; 125,142 are available for grant under our 2019 Non-Employee Director Stock Plan; and 14,740 are available for grant under our prior Deferred Compensation Plan for Non-Employee Directors.

Board Recommendation
Our Board of Directors recommends that you vote FOR the adoption of The Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2026). Proxies will be voted FOR the proposal unless otherwise specified.

Proposal 4: Ratification of Appointment of Independent
Registered Public Accounting Firm
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending February 27, 2027, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2026 audit. Deloitte has served as our independent registered public accounting firm since fiscal 2003. The Audit Committee is responsible for the appointment, compensation and oversight of Deloitte and believes that the retention of Deloitte is in the best interests of the Company and its shareholders.
While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending February 27, 2027, to our shareholders for ratification as a matter of good corporate governance.
If shareholders do not ratify the selection of Deloitte, the Audit Committee will consider whether it is appropriate to select another Independent Accounting Firm. Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, appoint a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We have been advised that a representative from Deloitte will be present at the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.
Board Recommendation
Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2027. Proxies will be voted FOR the proposal unless otherwise specified.

Audit Committee Report
This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2026.
Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.
The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended February 28, 2026 with senior management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.
In performing its oversight role, the Audit Committee also (i) discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, (ii) discussed with Deloitte & Touche LLP their independence and concluded that it is independent from the Company and management, and (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026, for filing with the Securities and Exchange Commission.
Audit Committee of the
Board of Directors of Apogee
Mark A. Pompa, Chair
Christina M. Alvord
Lloyd E. Johnson
Elizabeth M. Lilly

Fees Paid to Independent Registered Public Accounting Firm
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
For fiscal 2026 and 2025, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2026	Fiscal 2025
Audit Fees(1)	2,102,513	2,246,162
Audit-Related Fees(2)	300,000	—
Tax Fees(3)	229,477	254,975
All Other Fees(4)	3,790	36,895
Total	$2,635,780	$2,538,032
___________________________
(1)Audit fees consisted primarily of audit work related to preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit work related to acquisitions, and review of other SEC filings.
(2)Audit-related fees consisted acquisition-related consulting and diligence activities.
(3)Tax fees consisted primarily of fees for tax compliance and return preparation and tax planning and advice.
(4)All other fees consisted of Deloitte online accounting research tool and educational-related expenses.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.
All of the services provided by our independent registered public accounting firm in fiscal 2026 and 2025, including services related to the audit-related fees, tax fees and all other fees described above, were approved by our Audit Committee under its pre-approval policy.

Frequently Asked Questions
Who is entitled to vote at the meeting?
Our Board of Directors has set April 27, 2026, as the record date for the Annual Meeting. If you were a shareholder at the close of business on the record date, you are entitled to notice of and to vote at the Annual Meeting.
As of the record date, 21,351,005 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the Annual Meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, 21,351,005 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting for the election of directors.
How many shares must be present to hold the meeting?
In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:
•you are present and vote in person at the Annual Meeting, with virtual participation constituting in person presence at the meeting;
•you have properly submitted a proxy via the Internet, by telephone, or by mail, even if you abstain from voting on one or more matters; or
•you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” beginning on page 91) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.
How can I attend the meeting?
In order to expand access to the Annual Meeting, we are holding the Annual Meeting in a virtual-only meeting format. You will not be able to attend the Annual Meeting at a physical location.
If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date April 27, 2026, you may attend the Annual Meeting by visiting the meeting website at www.virtualshareholdermeeting.com/APOG2026 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable. You may also attend the meeting by visiting www.virtualshareholdermeeting.com/APOG2026 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.
You may log into the meeting website at www.virtualshareholdermeeting.com/APOG2026 beginning at 8:00 a.m. Central Time on June 24, 2026. The Annual Meeting will begin promptly at 8:00 a.m. Central Time on June 24, 2026. If you experience any technical difficulties during the meeting, a toll-free number will be available on our meeting website for assistance.

What am I voting on, what vote is required to approve each proposal and how does the Board recommend I vote?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote.

Proposal	Vote Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed(1)	Impact of Abstention	Impact of Broker Non- Vote
Proposal 1 – Election of two Class I directors for terms expiring at our 2029 Annual Meeting of Shareholders	Majority of votes cast (votes cast “For” must exceed votes cast “Against”)(2)	FOR, AGAINST, ABSTAIN	FOR	No	None	None
Proposal 2 – “Say on Pay” Advisory vote to approve Apogee’s executive compensation	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	No	Against	None
Proposal 3 - Approval of the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, As Amended and Restated (2026)	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	No	Against	None
Proposal 4 - Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2027	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	Yes	Against	N/A
___________________________
(1)A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but generally are not counted or deemed to be present in person or by proxy for the purpose of voting on Proposals 1 through 3.
(2)Section 5.02 of the Company’s Articles of Incorporation requires that a director nominee will be elected only if they receive a majority of the votes cast with respect to their election in an uncontested election, that is, the number of shares “for” that nominee exceeds the number of votes cast “against” that nominee. A vote to “abstain” will not have any effect on determining the election results. If a director nominee is not elected and the nominee is an incumbent director, that director shall promptly tender their resignation to the Board of Directors, subject to acceptance by the Board of Directors. In that event, the Nominating and Corporate Governance Committee must make a recommendation to the Board on whether to accept or reject the tender of resignation. The Board, after taking into account the recommendation, must publicly disclose its decision and rationale within 90 days after the election. The director who failed to receive a majority vote will not participate in the decision.
(3)The voting standard assumes that the number of shares voted in favor of such proposal constitute more than 25% of the outstanding shares of our common stock.

How can I ask questions during the Annual Meeting?
You may submit questions in real time during the Annual Meeting following the formal business portion of the meeting, by entering them into the field provided on the meeting website. The directors and executive management will answer appropriate questions from shareholders. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to two questions. It will help us if questions are succinct and cover only one topic.
How do I cast my vote?
Your vote is important. If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting in any of the following ways:
•electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card;
•by telephone by following the “Vote by Telephone” instructions on the Notice or, if you received paper copies of our proxy materials, on the proxy card;
•by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials); or
•by attending the virtual Annual Meeting and voting online on the meeting website.
If you are an employee and received our 2026 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the Annual Meeting electronically via the Internet as described under “How do I vote if my shares are held in the Employee Stock Purchase Plan or other plans of Apogee?” below.
If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.
If you properly submit your proxy via the Internet, by telephone or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board.
How do I vote if my shares are held in the Employee Stock Purchase Plan or other plans of Apogee?
If you hold any shares in our Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee or plan custodian, as applicable. However, your voting instructions for these plans must be received by 12:00 p.m. (noon) Eastern Time on Monday, June 22, 2026 in order to count. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.
If you hold shares in our Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2026 Proxy Statement and 2026 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2026 Proxy Statement and 2026 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee or plan custodian, as applicable, via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2026 Proxy Statement and 2026 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet or by telephone vote once for each proxy card you received or sign and return each proxy card.
You may prefer to hold your shares in more than one account, and you are welcome to do so. However, please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.
What if I do not specify how I want my shares voted?
If you submit your proxy via the Internet or telephone or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares FOR all nominees and proposals. As of the date of this Proxy Statement, we know of no other matters that will be presented for a shareholder vote at the Annual Meeting. If any other matters properly come before the Annual Meeting for a shareholder vote, they will be voted in the discretion of the persons named in the proxy.
Can I change my vote after submitting my proxy or voting instructions?
Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:
•by sending a written notice of revocation to our Corporate Secretary;
•by submitting a later-dated proxy to our Corporate Secretary;
•by submitting a later-dated proxy via the Internet;
•by submitting a later-dated proxy by telephone; or
•by voting in person at the meeting.
If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.
If you hold shares in our Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) Eastern Time on Monday, June 22, 2026, in any of the following ways:
•by sending a written notice of revocation to the plan trustee or plan custodian;
•by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian;

•by submitting a later-dated voting instruction or proxy via the Internet; or
•by submitting a later-dated voting instruction by telephone.
How can I get a copy of the Company’s 2026 Annual Report on Form 10-K?
Shareholders who wish to obtain additional copies of our 2026 Annual Report to Shareholders on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435
How do I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet.
Our 2026 Proxy Statement and 2026 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.
What is a proxy?
A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Donald A. Nolan, Mark R. Augdahl and Bryan A. Welp, have been designated as the proxies for shareholders voting on the enclosed proxy card at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee.
Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.
We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or email. These individuals will receive no additional compensation for these services.
How can I recommend or nominate a director candidate?
Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Nominating and Corporate Governance

Committee for nomination by our Board of Directors at our next annual meeting, or for vacancies on our Board of Directors that arise between meetings, must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Nominating and Corporate Governance Committee and our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed under the heading “Criteria for Membership on Our Board of Directors” above. Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than January 12, 2027. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.
Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.
Alternatively, shareholders may directly nominate a person for election to our Board of Directors at a future annual meeting by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Investors,” select “Governance,” then “By-laws.”
Shareholders who wish to nominate a director candidate for the 2027 Annual Meeting should submit the advance notice, along with other required information, to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than February 24, 2027. To comply with universal proxy rules, the advance notice must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
How can I present a proposal at the 2027 Annual Meeting of Shareholders?
Any shareholder wishing to have a proposal considered for inclusion in our Proxy Statement for our 2027 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435 in accordance with all applicable rules and regulations of the SEC, including Rule 14a-8, no later than January 12, 2027.
Under our Amended and Restated By-laws, a shareholder proposal not included in our Proxy Statement for the 2027 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2027 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws. Any such shareholder proposals for the 2027 Annual Meeting of Shareholders must be in the form and substance required by the Amended and Restated By-laws and must be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 24, 2027.
What is “householding” of proxy materials?
The SEC rules allow a single copy of the proxy statement and Annual Report to Shareholders to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our proxy statement and/or Annual Report to Shareholders to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors,

Bryan A. Welp Vice President, General Counsel and Secretary
Dated: May 12, 2026

Appendix A - Non-GAAP Measures
This Proxy Statement contains non-GAAP (generally accepted accounting principles in the United States) financial measures. The non-GAAP financial measures below are used as internal measures for performance-based compensation decisions, as further discussed in the Compensation Discussion and Analysis. Definitions for the non-GAAP financial measures contained in this Proxy Statement are provided on page 36 and the reconciliations of the non-GAAP financial measures are located below in this Appendix A. Other companies, including companies in our industry, may define these measures differently or may utilize different non-GAAP financial measures, limiting the usefulness of those measures for comparative purposes between companies.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)
	Twelve Months Ended February 28, 2026 (52 Weeks)
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net earnings (loss)	$37,775	$12,193	$32,661	$24,659	$(53,157)	$54,131
Interest expense (income), net	1,733	(310)	(699)	—	13,252	13,976
Income tax (benefit) expense	(43)	(8)	295	—	23,081	23,325
Depreciation and amortization	14,813	3,593	13,442	15,153	2,997	49,998
EBITDA	54,278	15,468	45,699	39,812	(13,827)	141,430
Acquisition-related costs (1)	—	—	—	1,831	313	2,144
Restructuring costs (2)	6,571	15,388	—	—	5,484	27,443
CEO transition costs (3)	—	—	—	—	3,026	3,026
NMTC settlement gain (4)	(6,740)	—	—	—	—	(6,740)
Adjusted EBITDA	$54,109	$30,856	$45,699	$41,643	$(5,004)	$167,303

EBITDA margin	10.8%	3.5%	16.1%	20.1%	N/M	10.1%
Adjusted EBITDA margin	10.7%	7.0%	16.1%	21.0%	N/M	11.9%

	Twelve Months Ended March 01, 2025 (52 Weeks)
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net earnings (loss)	$40,345	$30,035	$60,451	$19,611	$(65,390)	$85,052
Interest expense (income), net	2,113	10	(408)	—	4,444	6,159
Income tax expense (benefit)	7	—	(653)	—	28,168	27,522
Depreciation and amortization	16,471	3,978	12,274	9,086	2,799	44,608
EBITDA	58,936	34,023	71,664	28,697	(29,979)	163,341
Acquisition-related costs (1)	—	—	—	2,189	5,773	7,962
Restructuring costs (2)	4,021	(490)	—	—	792	4,323
Impairment expense (5)	7,634	—	—	—	—	7,634
Arbitration award expense (6)	—	—	—	—	9,393	9,393
Adjusted EBITDA	$70,591	$33,533	$71,664	$30,886	$(14,021)	$192,653

EBITDA margin	11.2%	8.1%	22.2%	23.5%	N/M	12.0%
Adjusted EBITDA margin	13.5%	8.0%	22.2%	25.3%	N/M	14.2%

	Twelve Months Ended March 02, 2024 (53 Weeks)
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net earnings (loss)	$61,252	$10,782	$70,495	$23,082	$(65,998)	$99,613
Interest expense (income), net	3,578	1,058	(377)	1,151	1,259	$6,669
Income tax expense (benefit)	3	—	352	—	29,285	$29,640
Depreciation and amortization	19,226	4,011	11,955	3,040	3,356	$41,588
EBITDA	84,059	15,851	82,425	27,273	(32,098)	177,510
Restructuring costs (2)	5,970	2,526	—	—	3,907	12,403
NMTC settlement gain (4)	—	—	(4,687)	—	—	(4,687)
Adjusted EBITDA	$90,029	$18,377	$77,738	$27,273	$(28,191)	$185,226

EBITDA margin	14.0%	4.2%	21.8%	27.5%	N/M	12.5%
Adjusted EBITDA margin	15.0%	4.9%	20.5%	27.5%	N/M	13.1%

(1)	Acquisition-related costs include one-time expenses incurred to integrate the UW Solutions acquisition. In fiscal year 2025, it excludes $2.3 million of backlog amortization added back as part of depreciation and amortization above.
(2)
Restructuring costs related to Project Fortify. Costs incurred in fiscal year 2024 and 2025 were associated with Phase 1 and costs incurred in fiscal year 2026 are associated with Phase 2, including $11.5 million of asset impairment charges in fiscal 2026.

(3)	Transition costs related to departure of Chief Executive Officer during the third quarter of fiscal 2026.
(4)	Gain related to the settlement of a New Market Tax Credit transaction.
(5)	Impairment expense on intangible assets in the Architectural Metals Segment.
(6)	Expense related to an arbitration award, which represents the impact of the award amount net of existing reserves and estimated insurance proceeds.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measure - Adjusted Return on Invested Capital (ROIC)
(unaudited) (in thousands)
	Twelve Months Ended
	February 28, 2026 (52 weeks)	March 1, 2025 (52 weeks)	March 2, 2024 (53 weeks)
Net earnings	$54,131	$85,052	$99,613
Interest expense, net (after tax)	10,834	4,635	5,036
Other income, net (after tax)	(5,394)	(469)	(1,577)
Net operating income after taxes	$59,571	$89,218	$103,072
Adjustments:
Acquisition-related costs (1)	2,144	10,302	—
Restructuring costs (2)	27,443	4,323	12,403
Impairment expense (3)	—	7,634	—
Arbitration award expense (4)	—	9,393	—
CEO transition and costs (5)	3,026	—	—
Total Adjustments	$32,613	$31,652	$12,403

Income tax impact on adjustments (6)	7,331	7,831	3,039
Adjusted net operating income after taxes	84,852	113,039	112,436

Average invested capital (7)	885,592	757,178	668,555
Adjusted average invested capital	885,592	757,178	668,555

Return on invested capital (8)	6.73%	11.78%	15.42%
Adjusted return on invested capital (9)	9.58%	14.93%	16.82%

(1)	Acquisition-related costs include one-time expenses incurred to integrate the UW Solutions acquisition.
(2)	Restructuring costs related to Project Fortify. Cost incurred in fiscal year 2024 and 2025 were associated with Phase 1 and costs incurred in fiscal year 2026 are associated with Phase 2.
(3)	Impairment expense for intangible assets in the Architectural Metals Segment.
(4)	Loss related to an uninsured portion of an arbitration award.
(5)	Transition and costs related to departure of Chief Executive Officer during the third quarter of fiscal 2026.
(6)	Income tax impact reflects the estimated tax rate for the jurisdictions in which the charge or income occurred.
(7)	Average invested capital represents a trailing five quarter average of total assets less average current liabilities (excluding current portion long-term debt).
(8)	ROIC is calculated by dividing net operating income after taxes by average invested capital.
(9)	Adjusted ROIC is calculated by dividing adjusted net operating income after taxes by adjusted average invested capital.

Appendix B
Apogee Enterprises, Inc.
2019 Stock Incentive Plan, As Amended and Restated (2026)
Section 1.    Purpose.
The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining management personnel capable of providing strategic direction to, and assuring the future success of, the Company, to offer such personnel and other employees, as determined by the Committee from time to time, incentives to put forth maximum efforts for the success of the Company’s business and an opportunity to acquire a proprietary interest in the Company, thereby aligning the interests of such personnel with the Company’s shareholders.
Section 2.    Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
(b)    “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
(c)    “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock‑Based Award granted under the Plan.
(d)    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in electronic medium) executed in accordance with the requirements of Section 9(b).
(e)    “Board” shall mean the Board of Directors of the Company.
(f)    “Change-in-Control” shall mean:
(ii)    a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:
(A)    the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s Common Stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s Common Stock immediately prior to the consolidation or merger;
(B)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C)    any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change-in-Control; or
(D)    any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.
(ii)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iii)    the Continuing Directors cease to constitute a majority of the Company’s Board.
(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(h)    “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non‑employee director” within the meaning of Rule 16b-3.
(i)    “Common Stock” shall mean shares of common stock, $.33-1/3 par value, of the Company.
(j)    “Company” shall mean Apogee Enterprises, Inc., a Minnesota corporation, and any successor corporation.
(k)    “Continuing Director” shall mean any person who is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (A) was a member of the Board on the date of the applicable Award Agreement or (B) subsequently becomes a member of the Board, if such person’s initial nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
(l)    “Director” shall mean a member of the Board.
(m)    “Disability” shall mean any physical or mental condition which would qualify an Eligible Person for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate.
(n)    “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
(o)    “Eligible Person” shall mean any employee, officer, consultant or independent contractor providing services to the Company or any Affiliate (or any person to whom an offer of employment or engagement with the Company or an Affiliate is extended). An Eligible Person must be a natural person.
(p)    “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
(q)    “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares as reported on the NASDAQ Global Select Market on such date or, if such market is not open for trading on such date, on the most recent preceding date when such market is open for trading.

(r)    “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
(s)    “Non‑Employee Director” shall mean a Director who is not also an employee of the Company or an Affiliate.
(t)    “Non‑Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
(u)    “Option” shall mean an Incentive Stock Option or a Non‑Qualified Stock Option.
(v)    “Other Stock‑Based Award” shall mean any right granted under Section 6(e) of the Plan.
(w)    “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
(x)    “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.
(y)    “Plan” shall mean this Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021), as amended from time to time.
(z)    “Prior Stock Plan” shall mean the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended.
(aa)    “Qualifying Termination” shall mean an Eligible Person’s termination of service under circumstances that are materially adverse to the Eligible Person (e.g., involuntary termination without cause or a voluntary resignation due to material adverse change in employment conditions).
(bb)    “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
(cc)    “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
(dd)    “Retirement” shall mean an Eligible Person’s termination of service at or after attainment of age sixty-five (65) under such circumstances determined to constitute retirement by the Committee in its sole discretion.
(ee)    “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.
(ff)    “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
(gg)    “Shares” shall mean shares of Common Stock or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
(hh)    “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.
(ii)    “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.    Administration.
(a)    Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:
(i)    designate Participants;
(ii)    determine the type or types of Awards to be granted to each Participant under the Plan;
(iii)    determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award;
(iv)    determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award;
(v)    amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7;
(vi)    accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations under Sections 6 and 7;
(vii)    determine whether, to what extent and under what circumstances Awards may be exercised in cash or Shares, canceled, forfeited or suspended;
(viii)    determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A and Section 6;
(ix)    interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;
(x)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(xi)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
(xii)    adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non‑United States jurisdictions.
Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
(b)    Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors and may authorize one or more officers of the Company to grant Awards under the Plan, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, and such delegation shall otherwise comply with applicable law and exchange requirements.
(c)    Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3 or applicable law or exchange requirements.
Section 4.    Shares Available for Awards.
(a)    Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 2,950,000. The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. On and after shareholder approval of this Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.
(b)    Counting Shares. Except as set forth below in this Section 4(b), if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
(i)    Shares Added Back to Reserve. Subject to the limitations in Section 4(b)(ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.
(ii)    Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in Section 4(b)(i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Award; (C) Shares granted as a stock‑settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.
(iii)    Cash Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(iv)    Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(c)    Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be rounded down to the nearest whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.
(d)    Annual Limitation on Grants of Awards. No Eligible Person who is an employee or officer may be granted any Award or Awards for more than 200,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year. No Eligible Person who is a consultant or independent contractor may be granted any Award or Awards for more than 30,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.
Section 5.    Eligibility.
Any Eligible Person, including any Eligible Person who is an officer of the Company or any Affiliate, shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company, previous Awards received by such Eligible Person (whether under the Plan or a predecessor plan of the Company), or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part‑time employees (which term as used herein includes, without limitation, officers), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.
Section 6.    Awards.
(a)    Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
(i)    Exercise Price. The exercise price per Share exercisable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate an exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
(ii)    Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than ten (10) years from the date of grant.
(iii)    Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares or combination thereof having a Fair Market Value on the exercise date equal to the applicable exercise price, as determined by the Committee.
(A)    Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.
(B)    Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.
(iv)    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)    The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.
(B)    All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.
(C)    Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.
(D)    The exercise price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the exercise price per Share exercisable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.
(b)    Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the ten (10) year maximum term in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
(c)    Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
(i)    Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a minimum period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service-based and performance-based conditions, subject to the minimum vesting requirements in Section 6(f). Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).
(ii)    Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book‑entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book‑entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
(d)    Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash or Shares as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying an Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied or lapsed.
(e)    Other Stock‑Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option like exercise feature.
(f)    General.
(i)    Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
(ii)    Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(iii)    Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award, other than a fully vested and unrestricted Share, to family members if such transfer is for no value and in accordance with the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.
(iv)    Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.
(v)    Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any repricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) cancelling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.
(vi)    Minimum Vesting. No Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one-year anniversary measured from the commencement of the period over which performance is evaluated); provided, however, that the Award Agreement by its terms may permit acceleration or waiver of the minimum restrictions solely upon the Participant’s death, Disability, Retirement or Qualifying Termination. Notwithstanding the foregoing:
(A)    A maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan may be issued as Awards that do not comply with the applicable one-year minimum exercise and vesting requirements and limited exceptions set forth above. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of this Plan apply.
(B)    Nothing in this Section 6 shall limit the authority of the Committee to amend or modify any Award to accelerate the vesting or the exercisability of any Award or the lapse of any restrictions relating to any Award (except where expressly limited in Section 6(f)(vii)).
(vii)    Limits on Acceleration or Waiver of Restrictions for Change-in-Control Transactions. No Award Agreement shall, by operation of its terms, accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company unless such transaction constitutes a Change-in-Control and unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change-in-Control.
(viii)    Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change-in-Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change-in-Control, disability or separation from service meet the definition of a change-in-control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.    Amendment and Termination; Corrections.
(a)    Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendments to the Plan or an Award that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to the Plan or Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to not impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof).
(b)    Amendments Requiring Shareholder Approval. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company, except that prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:
(i)    require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Global Select Market or any other securities exchange that are applicable to the Company;
(ii)    increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
(iii)    permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;
(iv)    permit the award of Options or Stock Appreciation Rights at a price less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;
(v)    increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b); or
(vi)    increase the number of shares subject to the limitations contained in Section 4(d) of the Plan.
(c)    Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(c) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:
(i)    either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(c)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)    that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)    that the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or
(iv)    that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.
(d)    Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8.    Income Tax Withholding.
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.
Section 9.    General Provisions.
(a)    No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
(b)    Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.
(c)    No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i) or Section 6(d)), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.
(d)    No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
(e)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a

Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(f)    Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.
(g)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
(h)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(i)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be cancelled, terminated or otherwise eliminated.
(j)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(k)    Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation‑based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.
Section 10.    Clawback or Recoupment.
In addition to such forfeiture and/or penalty conditions as specified in any Award Agreement, Awards under this Plan shall be subject to forfeiture or other penalties pursuant any clawback or similar recoupment policy as may be established or amended from time to time.
Section 11.    Effective Date of the Plan.
The Plan was adopted by the Board on June 26, 2019. The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on January 14, 2020 and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.

Section 12.    Term of the Plan.
No Award shall be granted under the Plan, and the Plan shall terminate, on June 26, 2029 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.
Adopted by Board June 26, 2019, subject to shareholder approval
Approved by shareholders on January 14, 2020
Amended and Restated by Board April 21, 2021, subject to shareholder approval
Approved by shareholders on June 23, 2021
Amended and Restated by Board April 23, 2026, subject to shareholder approval

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V87827-P49920 1a.&#9; Donald A. Nolan 1b.&#9; Patricia K. Wagner For Against Abstain For Against Abstain For Against Abstain For Against Abstain ! !! ! !! APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435 APOGEE ENTERPRISES, INC. The Board of Directors recommends you vote FOR the following directors: 1.&#9; ELECTION OF DIRECTORS: &#9; Nominees: &#9; Class I Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2.&#9; ADVISORY VOTE TO APPROVE APOGEE'S EXECUTIVE COMPENSATION. The Board of Directors recommends you vote FOR the following proposal: 5.&#9; In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting. 4.&#9; ADVISORY VOTE TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 27, 2027. 3.&#9; APPROVAL OF THE APOGEE ENTERPRISES, INC. 2019 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED (2026) TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR AWARDS FROM 2,150,000 TO 2,950,000. The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: ! !! ! !! &#9; ! !! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Code above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 23, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE DURING THE MEETING - Go to www.virtualshareholdermeeting.com/APOG2026 You may attend the Annual Meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 23, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

V87828-P49920 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 24, 2026: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com or scan the QR Code. Annual Meeting of Shareholders APOGEE ENTERPRISES, INC. June 24, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Donald A. Nolan, Mark R. Augdahl and Bryan A. Welp as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. ("Apogee") held of record by the undersigned on April 27, 2026, at the Annual Meeting of Shareholders of Apogee to be held on June 24, 2026 at 8:00 A.M. Central Time, or any adjournment thereof, and hereby revokes all former Proxies. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors. This Proxy will be voted in the discretion of the Proxies named herein upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournments thereof. If you are a participant in the Apogee Employee Stock Purchase Plan ("Plan"), this card directs Fidelity Brokerage Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 12:00 P.M. (noon) Eastern Time on June 22, 2026. The Plan Administrator cannot vote the shares unless it receives timely direction from you. (Continued and to be signed on reverse side)